The information in this prospectus supplement is not complete and may be changed. We may not sell these securities until the prospectus supplement is delivered in final form. This prospectus supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
File No. 333-163110

SUBJECT TO COMPLETION DATED JANUARY 5, 2010

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated January 4, 2010)

18,000,000 Shares

Beazer Homes USA, Inc.

Common Stock

We are selling 18,000,000 shares of our common stock.

We have granted the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase up to 2,700,000 additional shares of our common stock at the public offering price less the underwriting discounts to cover over-allotments.

Our common stock is listed on the New York Stock Exchange under the symbol “BZH.” On January 4, 2010, the last reported sale price of our common stock on the New York Stock Exchange was $5.26 per share.

Concurrently with this offering of common stock, pursuant to a separate prospectus supplement, we are offering $50.0 million aggregate principal amount of     % mandatory convertible subordinated notes due 2013 (or $57.5 million aggregate principal amount of     % mandatory convertible subordinated notes due 2013 if the underwriters exercise their over-allotment option in full). The completion of this offering is not contingent on the completion of the offering of the convertible notes, and the completion of the offering of the convertible notes is not contingent on the completion of this offering.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds to Beazer Homes USA, Inc. (before expenses)	$	$

The underwriters expect to deliver the shares to purchasers on or about          , 2010 through the book-entry facilities of The Depository Trust Company.

Joint Book-Running Managers

Citi	Credit Suisse

Joint Lead Managers

Deutsche Bank Securities	UBS Investment Bank

Co-Manager
Moelis & Company

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone else to provide you with different or additional information. You should not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We are not, and the underwriters are not, making an offer to sell these securities or soliciting an offer to buy these securities in any jurisdiction where the offer, sale or solicitation is not permitted. You should assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate only on the date set forth on the front of this prospectus supplement or the date of incorporation by reference, as applicable, even though this prospectus supplement and the accompanying prospectus may be delivered or securities may be sold on a later date.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and also adds to and updates information contained in the accompanying prospectus as well as the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which information does not apply to the common stock we are offering. To the extent any inconsistency or conflict exists between the information included in this prospectus supplement and the information included in the accompanying prospectus, the information included or incorporated in this prospectus supplement updates and supersedes the information in the accompanying prospectus. This prospectus supplement incorporates by reference important business and financial information about us that is not included in or delivered with this prospectus supplement.

In this prospectus supplement, “we,” “us,” “our” or the “Company” refer to Beazer Homes USA, Inc. and its subsidiaries, unless we state otherwise or the context indicates otherwise.

S-ii

SUMMARY

This summary highlights selected information about us contained elsewhere or incorporated by reference in this prospectus supplement. It may not contain all the information that may be important to you in deciding whether to invest in our common stock. You should carefully read this entire prospectus supplement and the accompanying prospectus, together with the information to which we refer and the information incorporated by reference herein, including the financial data and related notes and the “Risk Factors” sections, before making an investment decision.

Beazer Homes USA, Inc.

We are a geographically diversified homebuilder with active operations in 16 states. Our homes are designed to appeal to homeowners at various price points across various demographic segments and are generally offered for sale in advance of their construction. Our objective is to provide our customers with homes that incorporate exceptional value and quality while seeking to maximize our return on invested capital over time.

Our principal executive offices are located at 1000 Abernathy Road, Suite 1200, Atlanta, Georgia 30328, telephone (770) 829-3700. We also provide information about our active communities through our Internet website located at http://www.beazer.com. Information on our website is not a part of and shall not be deemed incorporated by reference in this prospectus supplement.

Recent Developments

Concurrent Offering of Mandatory Convertible Subordinated Notes

Concurrently with this offering of common stock, pursuant to a separate prospectus supplement, we are offering $50.0 million aggregate principal amount ($57.5 million aggregate principal amount if the underwriters exercise their over-allotment option with respect to that offering in full) of     % mandatory convertible subordinated notes due 2013 (the “Convertible Notes”) in an underwritten public offering (the “Convertible Notes Offering”). Assuming no exercise of the underwriters’ over-allotment option with respect to the Convertible Notes Offering, we estimate that the net proceeds of the Convertible Notes Offering, after deducting the underwriting discount and estimated expenses, will be approximately $      million. However, there can be no assurance that the Convertible Notes Offering will be completed or what the terms of the Convertible Notes will be. Completion of this offering is not contingent on the completion of the Convertible Notes Offering, and the Convertible Notes Offering is not contingent on the completion of this offering.

First Quarter Fiscal 2010 Orders and Closings

For our first fiscal quarter ended December 31, 2009, we expect to report a significant increase in net new home orders from continuing operations and a small increase in closings compared to our fiscal 2009 first quarter. The expected changes in both net new home orders and closings for the first quarter of 2010 compared to the same period in 2009 for each of our operating regions is set forth below.

	Net New Orders for the First			Closings for the First
	Fiscal Quarter			Fiscal Quarter
Operating Region	2010	2009	Change	2010	2009	Change

West	357	253	41%	406	439	(8)%
East	274	201	36%	388	271	43%
Southeast	97	79	23%	167	180	(7)%

Total	728	533	37%	961	890	8%

Redemption of our 8 5/8% Senior Notes due 2011

Prior to the closing of this offering, we intend to issue an irrevocable notice to redeem in full all of our outstanding 8 5/8% Senior Notes due 2011 (the “2011 Notes”) and will deposit the full redemption price for the 2011 Notes with the trustee and terminate the indenture governing the 2011 Notes (the “2011 Notes Redemption”). The aggregate redemption price for the 2011 Notes will be equal to 100% of the outstanding principal amount of the 2011 Notes plus accrued interest to the redemption date. As of January 4, 2010, $127.3 million in aggregate principal amount of 2011 Notes were outstanding.

Tax Refund Filing

We recently filed an application for a federal income tax refund of approximately $101 million as a result of tax legislation enacted during the quarter ending December 31, 2009. This legislation permitted a five year carryback of net operating losses incurred in certain defined periods. As a result, we expect to record a benefit of approximately $101 million to shareholders’ equity (approximately $2.50 per common share) in the first quarter ended December 31, 2009 and to receive the refund proceeds in cash during the quarter ending March 31, 2010.

In connection with our decision to file an application for federal income tax refund, we have elected to defer the federal income taxes payable on any cancellation of indebtedness income generated in connection with our previously reported buy back of certain senior notes. This deferral is permitted under The American Recovery and Reinvestment Act of 2009 and represents approximately $51 million of incremental tax benefit to us arising from the deferral of federal income tax on approximately $148 million of potential cancellation of indebtedness income. In accordance with The American Recovery and Reinvestment Act of 2009, federal income taxes deferred on the cancellation of indebtedness income will be payable starting in five equal annual installments beginning in fiscal 2014 and will not result in a reduction to shareholders’ equity at that time.

We had previously disclosed that our estimated benefit of applying the five year carryback legislation discussed above was approximately $50 million. Our subsequent decision to elect to defer federal income taxes on the cancellation of indebtedness income increased the benefit to approximately $101 million. This decision was reached upon consultation with our external tax advisors.

Termination of Section 382 Rights Agreement

Based on recent impairments and our current financial performance, we generated net operating losses for fiscal 2008 and fiscal 2009 and expect to generate additional net operating losses in future years. Furthermore, we believe we have significant “built-in losses” in our assets (i.e., an excess tax basis over current fair market value) that may result in future operating losses as such assets are sold. Net operating losses generally may be carried forward for a 20-year period to offset future earnings and reduce our federal income tax liability. Built-in losses in our assets, if and when recognized, generally will result in tax losses that may then be deducted against our taxable income or carried forward to reduce our federal income tax liability in future years.

Section 382 of the Internal Revenue Code of 1986, as amended (“Section 382”) contains rules that limit the ability of a company that undergoes an “ownership change,” which is generally defined as any change in ownership of more than 50% of its common stock over a three-year period, to utilize its pre-ownership change net operating loss carryforwards and certain built-in losses or deductions that are recognized during the five-year period after the ownership change. These rules generally operate by focusing on changes in the ownership among stockholders owning, directly or indirectly, 5% or more of the company’s common stock (including changes involving a stockholder becoming a 5% stockholder) and any change in ownership arising from a new issuance of stock or share repurchases by the company.

We previously adopted a stockholder rights plan, which was intended to reduce the likelihood of an unintended “ownership change” within the meaning of Section 382 and thereby protect stockholder value by preserving our ability to use our net operating loss carryforwards. However, as a result of the recently enacted tax legislation and the corresponding federal income tax refund filing discussed above under “—Tax Refund Filing,” we believe that the preservation of our existing net loss carryforwards may no longer be necessary as the federal income tax refund filing significantly reduced our net operating loss carryforwards. Furthermore, post-ownership change net operating losses, with the exception of certain “recognized built-in-losses” as defined in Section 382, that we recognize may not be subject to the annual limitation imposed by Section 382 to the extent we do not experience a subsequent ownership change as defined in Section 382. Therefore, we anticipate that we will terminate the stockholder rights plan prior to or soon after the closing of this offering. No assurances can be provided, however, that if the rights plan is terminated that we will or will not experience a subsequent ownership change as defined in Section 382 as a result of this offering or otherwise.

The Offering

Common Stock Offered by Us	18,000,000 Shares.

Underwriters’ Option to Purchase Additional Shares from Us	2,700,000 Shares.

Common Stock to be Outstanding After this Offering	57,819,273 Shares. The number of shares of common stock to be outstanding after this offering is based on the number of shares of common stock outstanding at January 4, 2010, and excludes (i) 2,700,000 shares of common stock that may be sold by us if the underwriters exercise their over-allotment option in full, (ii) 1,698,989 shares of common stock underlying awards outstanding as of January 4, 2010 granted under our incentive compensation plans and (iii) 3,112,263 shares of common stock issuable upon conversion of our 4 5/8% Convertible Senior Notes due 2024 (the “Existing Convertible Notes”).

Use of Proceeds	We expect to receive net proceeds from this offering of approximately $ million (or approximately $ million if the underwriters exercise their over-allotment option in full), after deducting underwriting discounts and estimated transaction expenses payable by us. We intend to use the net proceeds from this offering, together with the net proceeds from the Convertible Notes Offering, if completed, (i) to replenish funds used in connection with the 2011 Notes Redemption and (ii) for other general corporate purposes including, without limitation, funding (or replenishing cash that has been used to fund) repurchases of our outstanding senior notes that we may make from time to time. Pending the application of the net proceeds, we may invest the proceeds in short-term, interest bearing instruments and other investment-grade securities.

Because UBS Securities LLC who is participating in this offering will receive more than 5% of the net proceeds of this offering, not including underwriting compensation, this offering is being conducted in compliance with Rule 2720 of Financial Industry Regulatory Authority (“FINRA”). Pursuant to that rule, the appointment of a “qualified independent underwriter” is not necessary in connection with this offering, as the shares have a “bona fide independent market” (as such terms are defined in Rule 2720).

Listing	Our shares of common stock are listed on the New York Stock Exchange under the symbol “BZH.”

Risk Factors	An investment in our common stock involves various risks, and prospective investors should carefully consider the matters discussed under the caption entitled “Risk Factors” beginning on page S-7 of this prospectus supplement.

Concurrent Offering	Concurrently with this offering, we are offering $50.0 million aggregate principal amount ($57.5 million aggregate principal amount if the underwriters exercise their over-allotment option in full) of Convertible Notes pursuant to a separate prospectus supplement. Completion of this offering is not contingent on the completion of the Convertible Notes Offering and the Convertible Notes Offering is not contingent on the completion of this offering.

Summary Historical Consolidated Financial and Operating Data

Our summary historical consolidated financial and operating data set forth below as of and for each of the years ended September 30, 2007, 2008 and 2009 are derived from our audited consolidated financial statements. These historical results are not necessarily indicative of the results to be expected in the future. You should also read our historical financial statements and related notes in our annual report on Form 10-K for the year ended September 30, 2009 as well as the section of our Annual Report on Form 10-K for the year ended September 30, 2009 entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are incorporated herein by reference.

	Fiscal Year Ended September 30,
	2007		2008		2009
	($ in millions)

Statement of Operations Data(1):
Total revenue	$3,037		$1,814		$1,005
Gross (loss) profit	(109)		(234)		21
Operating loss	(548)		(616)		(242)
Net loss from continuing operations	(372)		(801)		(178)
Operating Statistics:
Number of new orders, net of cancellations	8,377		5,403		4,205
Units in backlog at end of period(2)	2,612		1,318		1,193
Number of closings(3)	10,160		6,697		4,330
Average sales price per home closed (in thousands)	$286.7		$252.7		$230.9
Balance Sheet Data (end of period):
Cash, cash equivalents, and restricted cash	$460		$585		$557
Inventory	2,775		1,652		1,318
Total assets	3,930		2,642		2,029
Total debt	1,857		1,747		1,509
Stockholders’ equity	1,324		375		197
Supplemental Financial Data:
Cash provided by/(used in):
Operating activities	$509		$316		$94
Investing activities	(52)		(18)		(80)
Financing activities	(171)		(167)		(91)
EBIT(4)	(493)		(686)		(57)
Adjusted EBITDA(4)	236		(28)		108
Interest incurred(5)	148		140		133
EBIT/interest incurred(4)(5)	(3.32	)x	(4.91	)x	(0.43	)x
Adjusted EBITDA/interest incurred(4)(5)	1.59	x	(0.20	)x	0.81	x
Deficiency of earnings to fixed charges(6)	428		542		41

(1)	Effective February 1, 2008, we exited the mortgage origination business. In fiscal 2008, we completed a comprehensive review of each of our markets in order to refine our overall investment strategy and to optimize our capital and resource allocations. As a result of this review, we decided to discontinue homebuilding operations in certain of our markets. As of September 30, 2009, all homebuilding operations in these exit markets have ceased. Results from our mortgage origination business and our exit markets are reported as discontinued operations in the audited consolidated statement of operations for the three years ended September 30, 2007, 2008 and 2009.

Gross (loss) profit includes inventory impairments and lot options abandonments of $572.0 million, $406.2 million and $97.0 million for the fiscal years ended September 30, 2007, 2008 and 2009. Operating loss also includes goodwill impairments of $51.6 million, $48.1 million and $16.1 million for the fiscal years ended September 30, 2007, 2008 and 2009. Loss from continuing operations for fiscal 2007 and 2009 also include a (loss) gain on extinguishment of debt of ($413,000) and $144.5 million, respectively. The aforementioned charges were primarily related to the deterioration of the homebuilding environment over the past few years.

(2)	A home is included in “backlog” after a sales contract is executed and prior to the transfer of title to the purchaser. Because the closings of pending sales contracts are subject to contingencies, it is possible that homes in backlog will not result in closings

(3)	A home is included in “closings” when title is transferred to the buyer. Revenue and cost of sales for a house are generally recognized at the date of closing.

(4)	We have provided EBIT and Adjusted EBITDA information in this prospectus supplement because we believe they provide investors with additional information to measure our operational performance and evaluate our ability to service our indebtedness. EBIT (earnings before interest and taxes) equals net income (loss) before (a) previously capitalized interest amortized to home construction and land sales expenses and interest expense and (b) income taxes. Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, and impairments) is calculated by adding non-cash charges, including depreciation, amortization, and inventory impairment and abandonment charges, goodwill impairments and joint venture impairment charges for the period to EBIT. EBIT and Adjusted EBITDA are not GAAP financial measures. EBIT and Adjusted EBITDA should not be considered alternatives to net income determined in accordance with GAAP as an indicator of operating performance, nor as an alternative to cash flows from operating activities determined in accordance with GAAP as a measure of liquidity. Because some analysts and companies may not calculate EBIT and Adjusted EBITDA in the same manner as us, the EBIT and Adjusted EBITDA information presented herein may not be comparable to similar presentations by others.

The magnitude and volatility of non-cash inventory impairment and abandonment charges, goodwill impairments and joint venture impairment charges for the Company, and for other home builders, have been significant in recent periods and as such have made financial analysis of our industry more difficult. Adjusted EBITDA, and other similar presentations by analysts and other companies, is frequently used to assist investors in understanding and comparing the operating characteristics of home building activities by eliminating many of the differences in companies’ respective capitalization, tax position and level of impairments. Management believes this non-GAAP measure enables holders of our securities to better understand the cash implications of our operating performance and our ability to service our debt obligations as they currently exist and as additional indebtedness may be incurred in the future. The measure is also useful internally, helping management compare operating results and as a measure of the level of cash which may be available for discretionary spending.

A reconciliation of Adjusted EBITDA and EBIT to net loss, the most directly comparable GAAP measure, is provided below for each period presented:

	Fiscal Year Ended
	September 30,
	2007	2008	2009
	($ in millions)

Net loss	$(411)	$(952)	$(189)
(Benefit) provision for income taxes	(222)	85	(9)
Interest expense	140	181	141

EBIT	(493)	(686)	(57)
Depreciation and amortization	45	40	31
Inventory impairments and abandonments	600	497	104
Goodwill impairments	53	52	16
Joint venture impairment charges	31	69	14

Adjusted EBITDA	$236	$(28)	$108

(5)	Interest incurred is expensed or, if qualified, capitalized to inventory and subsequently amortized to cost of sales as homes sales are closed.

(6)	“Earnings” consist of (i) income (loss) before income taxes, (ii) amortization of previously capitalized interest and (iii) fixed charges, exclusive of capitalized interest cost. “Fixed charges” consist of (i) interest incurred, (ii) amortization of deferred loan costs and debt discount and (iii) that portion of operating lease rental expense (33%) deemed to be representative of interest.

RISK FACTORS

An investment in our common stock involves material risks. You should carefully consider the risks set forth below, as well as the other information contained in this prospectus supplement and the accompanying prospectus, before deciding to invest in our common stock. The occurrence of any of the following risks could materially and adversely affect our business, financial condition, results of operations, cash flows and the value of our common stock. In such case, the trading price of our common stock could decline, and you could lose all or part of your investment. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business, financial condition, results of operations and cash flows.

Risks Related to Our Company

The homebuilding industry is experiencing a severe downturn that may continue for an indefinite period and continue to adversely affect our business, results of operations and stockholders’ equity.

Most housing markets across the United States continue to be characterized by an oversupply of both new and resale home inventory, including foreclosed homes, reduced levels of consumer demand for new homes, increased cancellation rates, aggressive price competition among homebuilders and increased incentives for home sales. As a result of these factors, we, like many other homebuilders, have experienced a material reduction in revenues and margins. These challenging market conditions are expected to continue for the foreseeable future and, in the near term, these conditions may further deteriorate. We expect that continued weakness in the homebuilding market would adversely affect our business, results of operations and stockholders’ equity as compared to prior periods and could result in additional inventory impairments in the future.

During the past few years, we have experienced elevated levels of cancellations by potential homebuyers although the level of cancellations has improved significantly during the last few quarters. Our backlog reflects the number and value of homes for which we have entered into a sales contract with a customer but have not yet delivered the home. Although these sales contracts typically require a cash deposit and do not make the sale contingent on the sale of the customer’s existing home, in some cases a customer may cancel the contract and receive a complete or partial refund of the deposit as a result of local laws or as a matter of our business practices. If the current industry downturn continues, economic conditions continue to deteriorate or if mortgage financing becomes less accessible, more homebuyers may have an incentive to cancel their contracts with us, even where they might be entitled to no refund or only a partial refund, rather than complete the purchase. Significant cancellations have had, and could have, a material adverse effect on our business as a result of lost sales revenue and the accumulation of unsold housing inventory. In particular, our cancellation rates for the fiscal quarter and fiscal year ended September 30, 2009 were 34.7% and 31.4%, respectively. It is important to note that both backlog and cancellation metrics are operational, rather than accounting data, and should be used only as a general gauge to evaluate performance. There is an inherent imprecision in these metrics based on an evaluation of qualitative factors during the transaction cycle.

Based on our impairment tests and consideration of the current and expected future market conditions, we recorded inventory impairment charges of $102.1 million, lot option abandonment charges of $5.0 million and non-cash goodwill impairment charges totaling $16.1 million during fiscal 2009. During fiscal 2009, we also wrote down our investment in certain of our joint ventures reflecting $14.8 million of impairments of inventory held within those ventures. While we believe that no additional joint venture investment or inventory impairments existed as of September 30, 2009, future economic or financial developments, including general interest rate increases, poor performance in either the national economy or individual local economies, or our ability to meet our projections could lead to future impairments.

Our home sales and operating revenues could decline due to macro-economic and other factors outside of our control, such as changes in consumer confidence, declines in employment levels and increases in the quantity and decreases in the price of new homes and resale homes in the market.

Changes in national and regional economic conditions, as well as local economic conditions where we conduct our operations and where prospective purchasers of our homes live, may result in more caution on the part of homebuyers and, consequently, fewer home purchases. These economic uncertainties involve, among other things, conditions of supply and demand in local markets and changes in consumer confidence and income, employment levels, and government regulations. These risks and uncertainties could periodically have an adverse effect on consumer demand for and the pricing of our homes, which could cause our operating revenues to decline. Additional reductions in our revenues could, in turn, further negatively affect the market price of our securities.

We are the subject of pending civil litigation which could require us to pay substantial damages or could otherwise have a material adverse effect on us. The failure to fulfill our obligations under the Deferred Prosecution Agreement (the “DPA”) with the United States Attorney (or related agreements) and the consent order with the SEC could have a material adverse effect on our operations.

On July 1, 2009, we entered into the DPA with the United States Attorney for the Western District of North Carolina and a separate but related agreement with the United States Department of Housing and Urban Development (“HUD”) and the Civil Division of the United States Department of Justice (the “HUD Agreement”). Under the DPA, we are obligated to make payments to a restitution fund in an amount not to exceed $50 million. As of September 30, 2009, we have been credited with making $10 million of such payments. However, the future payments to the restitution fund will be equal to 4% of “adjusted EBITDA” as defined in the DPA for the first to occur of (x) a period of 60 months and (y) the total of all payments to the restitution fund equaling $50 million. In the event such payments do not equal at least $50 million at the end of 60 months then, under the HUD Agreement, the obligations to make restitution payments will continue until the first to occur of (a) 24 months and (b) the date that $48 million has been paid into the restitution fund. Our obligation to make such payments could limit our ability to invest in our business or make payments of principal or interest on our outstanding debt. In addition, in the event we fail to comply with our obligations under the DPA or the HUD Agreement, various federal authorities could bring criminal or civil charges against us which could be material to our consolidated financial position, results of operations and liquidity.

We and certain of our current and former employees, officers and directors have been named as defendants in securities lawsuits, class action lawsuits, lawsuits regarding Employee Retirement Income Security Act (“ERISA”) claims, and derivative stockholder actions. In addition, certain of our subsidiaries have been named in class action and multi-party lawsuits regarding claims made by homebuyers. While a number of these suits have been dismissed and/or settled, we cannot be assured that new claims by different plaintiffs will not be brought in the future. We cannot predict or determine the timing or final outcome of the current lawsuits or the effect that any adverse determinations in the lawsuits may have on us. An unfavorable determination in any of the lawsuits could result in the payment by us of substantial monetary damages which may not be covered by insurance. Further, the legal costs associated with the lawsuits and the amount of time required to be spent by management and the Board of Directors on these matters, even if we are ultimately successful, could have a material adverse effect on our business, financial condition and results of operations. In addition to expenses incurred to defend the Company in these matters, under Delaware law and our bylaws, we may have an obligation to indemnify our current and former officers and directors in relation to these matters. We have obligations to advance legal fees and expenses to certain directors and officers, and we have advanced, and may continue to advance, legal fees and expenses to certain other current and former employees.

In connection with the settlement agreement with the SEC entered into on September 24, 2008, we consented, without admitting or denying any wrongdoing, to a cease and desist order requiring future compliance with certain provisions of the federal securities laws and regulations. If we are found to be in violation of the order in the future, we may be subject to penalties and other adverse consequences as a result of the prior actions which could be material to our consolidated financial position, results of operations and liquidity.

Our insurance carriers may seek to rescind or deny coverage with respect to certain of the pending lawsuits, or we may not have sufficient coverage under such policies. If the insurance companies are successful in rescinding or denying coverage or if we do not have sufficient coverage under our policies, our business, financial condition and results of operations could be materially adversely affected.

We are dependent on the services of certain key employees, and the loss of their services could hurt our business.

Our future success depends upon our ability to attract, train, assimilate and retain skilled personnel. If we are unable to retain our key employees or attract, train, assimilate or retain other skilled personnel in the future, it could hinder our business strategy and impose additional costs of identifying and training new individuals. Competition for qualified personnel in all of our operating markets is intense.

Recent and potential future downgrades of our credit ratings could adversely affect our access to capital and could otherwise have a material adverse effect on us.

During the three months ended June 30, 2009, S&P lowered the Company’s corporate credit rating from CCC+ to CCC and maintained its negative outlook. S&P also cut ratings on the Company’s senior unsecured notes from CCC to CCC-. On August 18, 2009, S&P lowered the Company’s corporate credit rating to SD (selective default) and lowered the rating of the Company’s senior unsecured notes from CCC- to D following the Company’s repurchase of $115.5 million of its senior unsecured notes on the open market at a discount to face value, which S&P determined to constitute a de facto restructuring under its criteria. On August 19, 2009, in accordance with its criteria for exchange offers and similar restructurings, S&P raised the Company’s corporate credit rating back to CCC, and maintained the rating of the Company’s senior unsecured notes of D, given S&P’s expectation for additional discounted repurchases.

On March 6, 2009 Moody’s lowered its rating from B2 to Caa2 and reaffirmed its negative outlook. On August 21, 2009, Moody’s assigned a Caa2/LD probability of default rating to the Company following the Company’s repurchase of $115.5 million of senior unsecured notes in the open market at a discount to face value, which under Moody’s definition, constituted a distressed exchange and a limited default. The ratings on the senior notes impacted by the open market transactions were lowered to Ca from Caa2 to reflect the discount incurred by participating bondholders. On August 27, 2009, Moody’s removed the LD designation on the probability of default rating and changed the ratings on the Company’s senior notes back to Caa2, which is consistent with Moody’s loss given default framework.

On March 12, 2009, Fitch lowered the Company’s issuer-default rating from B- to CCC and its senior notes rating from CCC+/RR5 to CC/RR5. The rating agencies announced that these downgrades reflect continued deterioration in our homebuilding operations, credit metrics, other earnings-based metrics and the significant decrease in our tangible net worth over the past year. These ratings and our current credit condition affect, among other things, our ability to access new capital, especially debt, and may result in more stringent covenants and higher interest rates under the terms of any new debt. Our credit ratings could be further lowered or rating agencies could issue adverse commentaries in the future, which could have a material adverse effect on our business, results of operations, financial condition and liquidity. In particular, a further weakening of our financial condition, including any further increase in our leverage or decrease in our profitability or cash flows, could adversely affect our ability to obtain necessary funds, result in a credit rating downgrade or change in outlook, or otherwise increase our cost of borrowing.

Our senior notes, revolving credit and letter of credit facilities, and certain other debt impose significant restrictions and obligations on us. Restrictions on our ability to borrow could adversely affect our liquidity. In addition, our substantial indebtedness could adversely affect our financial condition, limit our growth and make it more difficult for us to satisfy our debt obligations.

Certain of our secured and unsecured indebtedness and revolving credit and letter of credit facilities impose certain restrictions and obligations on us. Under certain of these instruments, we must comply with defined covenants which limit the Company to, among other things, incur additional indebtedness, engage in certain asset sales, make certain types of restricted payments, engage in transactions with affiliates and create liens on assets of the Company. Failure to comply with certain of these covenants could result in an event of default under the applicable instrument. Any such event of default could negatively impact other covenants or lead to cross defaults under certain of our other debt. There can be no assurance that we will be able to obtain any waivers or amendments that may become necessary in the event of a future default situation without significant additional cost or at all.

As of September 30, 2009, after giving effect to the Convertible Notes Offering and the 2011 Notes Redemption, we would have had total outstanding indebtedness of approximately $1.43 billion, net of unamortized discount of approximately $27.1 million. Our substantial indebtedness could have important consequences to us and the holders of our securities, including, among other things:

•	causing us to be unable to satisfy our obligations under our debt agreements;

•	prohibiting us from being able to pay dividends;

•	making us more vulnerable to adverse general economic and industry conditions;

•	making it difficult to fund future working capital, land purchases, acquisitions, share repurchases, general corporate purposes or other purposes; and

•	causing us to be limited in our flexibility in planning for, or reacting to, changes in our business.

In addition, subject to restrictions in our debt instruments, we may incur additional indebtedness. If new debt is added to our current debt levels, the related risks that we now face could intensify. Our growth plans and our ability to make payments of principal or interest on, or to refinance, our indebtedness, will depend on our future operating performance and our ability to enter into additional debt and/or equity financings. If we are unable to generate sufficient cash flows in the future to service our debt, we may be required to refinance all or a portion of our existing debt, to sell assets or to obtain additional financing. We may not be able to do any of the foregoing on terms acceptable to us, if at all.

The differing financial exposure of our debt holders could impact our ability to complete any restructuring of our indebtedness or impact the terms of such restructuring.

We believe that a portion of the holders of our existing notes may have hedged the risk of default with respect to the existing notes. These holders may have an economic interest that is different from other holders of our existing notes. Such holders may be less willing to participate in any voluntary restructuring of our indebtedness if, under certain circumstances, they are entitled to receive higher consideration from a private counterparty. This could make any restructuring of our debt more expensive or prevent us from being able to complete certain types of recapitalization transactions.

A substantial increase in mortgage interest rates or unavailability of mortgage financing may reduce consumer demand for our homes.

Substantially all purchasers of our homes finance their acquisition with mortgage financing. Recently, the credit markets and the mortgage industry have been experiencing a period of unparalleled turmoil and disruption characterized by bankruptcies, financial institution failure, consolidation and an unprecedented level of intervention by the United States federal government. The U.S. residential mortgage market has been further impacted by the deterioration in the credit quality of loans originated to non-prime and subprime borrowers and an increase in mortgage foreclosure rates. These difficulties are not expected to improve until residential real estate inventories return to a more normal level and the mortgage credit market stabilizes. While the ultimate outcome of these events cannot be predicted, they have had and may continue to have an impact on the availability and cost of mortgage financing to our customers. The volatility in interest rates, the decrease in the willingness and ability of lenders to make home mortgage loans, the tightening of lending standards and the limitation of financing product options, have made it more difficult for homebuyers to obtain acceptable financing. Any substantial increase in mortgage interest rates or unavailability of mortgage financing would adversely affect the ability of prospective first-time and move-up homebuyers to obtain financing for our homes, as well as adversely affect the ability of prospective move-up homebuyers to sell their current homes. This disruption in the credit markets and the curtailed availability of mortgage financing has adversely affected, and is expected to continue to adversely affect, our business, financial condition, results of operations and cash flows as compared to prior periods.

If we are unsuccessful in competing against our homebuilding competitors, our market share could decline or our growth could be impaired and, as a result, our financial results could suffer.

Competition in the homebuilding industry is intense, and there are relatively low barriers to entry into our business. Increased competition could hurt our business, as it could prevent us from acquiring attractive parcels of land on which to build homes or make such acquisitions more expensive, hinder our market share expansion, and lead to pricing pressures on our homes that may adversely impact our margins and revenues. If we are unable to successfully compete, our financial results could suffer and the value of, or our ability to service, our debt could be adversely affected. Our competitors may independently develop land and construct housing units that are superior or substantially similar to our products. Furthermore, some of our competitors have substantially greater financial resources and lower costs of funds than we do. Many of these competitors also have longstanding relationships with subcontractors and suppliers in the markets in which we operate. We currently build in several of the top markets in the nation and, therefore, we expect to continue to face additional competition from new entrants into our markets.

Our financial condition, results of operations and stockholders’ equity may be adversely affected by any decrease in the value of our inventory, as well as by the associated carrying costs.

We regularly acquire land for replacement and expansion of land inventory within our existing and new markets. The risks inherent in purchasing and developing land increase as consumer demand for housing decreases. The market value of land, building lots and housing inventories can fluctuate significantly as a result of changing market conditions and the measures we employ to manage inventory risk may not be adequate to insulate our operations from a severe drop in inventory values. When market conditions are such that land values are not appreciating, previously entered into option agreements may become less desirable, at which time we may elect to forego deposits and preacquisition costs and terminate the agreements. In fiscal 2009, we recorded $5.0 million of lot option abandonment charges. During fiscal 2009, as a result of the further deterioration of the housing market, we determined that the carrying amount of certain of our inventory assets exceeded their estimated fair value. As a result of our analysis, during fiscal 2009, we incurred $102.1 million of non-cash pre-tax charges related to inventory impairments. If these adverse market conditions continue or worsen, we may have to incur additional inventory impairment charges which would adversely affect our financial condition, results of operations and stockholders’ equity and our ability to comply with certain covenants in our debt instruments linked to tangible net worth.

We conduct certain of our operations through unconsolidated joint ventures with independent third parties in which we do not have a controlling interest and we can be adversely impacted by joint venture partners’ failure to fulfill their obligations.

We participate in land development joint ventures (JVs) in which we have less than a controlling interest. We have entered into JVs in order to acquire attractive land positions, to manage our risk profile and to leverage our capital base. Our JVs are typically entered into with developers, other homebuilders and financial partners to develop finished lots for sale to the joint venture’s members and other third parties. As a result of the continued deterioration of the housing market, in fiscal 2009 and 2008 we wrote down our investment in certain of our JVs reflecting $14.8 million and $68.8 million of impairments of inventory held within those JVs, respectively. If these adverse market conditions continue or worsen, we may have to take further write downs of our investments in our JVs.

Our joint venture investments are generally very illiquid both because we lack a controlling interest in the JVs and because most of our JVs are structured to require super-majority or unanimous approval of the members to sell a substantial portion of the JV’s assets or for a member to receive a return of its invested capital. Our lack of a controlling interest also results in the risk that the JV will take actions that we disagree with, or fail to take actions that we desire, including actions regarding the sale of the underlying property.

Our JVs typically obtain secured acquisition, development and construction financing. At September 30, 2009, our unconsolidated JVs had borrowings totaling $422.7 million, of which $327.9 million related to one joint venture in which we are a 2.58% partner. Generally, we and our joint venture partners have provided varying levels of guarantees of debt or other obligations of our unconsolidated JVs. At September 30, 2009, these guarantees included, for certain joint ventures, construction completion guarantees, loan-to-value maintenance agreements, repayment guarantees and environmental indemnities. At September 30, 2009, we had repayment guarantees of $15.8 million and loan-to-value maintenance guarantees of $3.9 million of debt of three unconsolidated joint ventures. During fiscal 2008 and 2009, as the housing market continued to deteriorate, many of these joint ventures were in default or are at risk of defaulting under their debt agreements and it became more likely that our guarantees may be called upon. As of September 30, 2009, three of our unconsolidated joint ventures are in default (or have received default notices) under their debt agreements. If one or more of the guarantees under these debt agreements were drawn upon or otherwise invoked, our obligations could be significant, individually or in the aggregate, which could have a material adverse effect on our financial position or results of operations. We cannot predict whether such events will occur or whether such obligations will be invoked.

We may not be able to utilize all of our deferred tax assets.

As of September 30, 2009, we are in a cumulative loss position based on the guidance in Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (ASC 740). Due to this cumulative loss position and the lack of sufficient objective evidence regarding the realization of our deferred tax assets in the foreseeable future, we have recorded a valuation allowance for substantially all of our deferred tax assets. Although we do expect the industry to recover from the current downturn to normal profit levels in the future, it may be necessary for us to record additional valuation allowances in the future related to operating losses. Additional valuation allowances could materially increase our income tax expense, and therefore adversely affect our results of operations and tangible net worth in the period in which such valuation allowance is recorded.

We could experience a reduction in home sales and revenues or reduced cash flows due to our inability to acquire land for our housing developments if we are unable to obtain reasonably priced financing to support our homebuilding activities.

The homebuilding industry is capital intensive, and homebuilding requires significant up-front expenditures to acquire land and begin development. Accordingly, we incur substantial indebtedness to finance our homebuilding activities. If internally generated funds are not sufficient, we would seek additional capital in the form of equity or debt financing from a variety of potential sources, including additional bank financing and/or securities offerings. The amount and types of indebtedness which we may incur are limited by the terms of our existing debt. In addition, the availability of borrowed funds, especially for land acquisition and construction financing, may be greatly reduced nationally, and the lending community may require increased amounts of equity to be invested in a project by borrowers in connection with both new loans and the extension of existing loans. The credit and capital markets have recently experienced significant volatility. If we are required to seek additional financing to fund our operations, continued volatility in these markets may restrict our flexibility to access such financing. If we are not successful in obtaining sufficient capital to fund our planned capital and other expenditures, we may be unable to acquire land for our housing developments.

Additionally, if we cannot obtain additional financing to fund the purchase of land under our option contracts, we may incur contractual penalties and fees.

We are subject to extensive government regulation which could cause us to incur significant liabilities or restrict our business activities.

Regulatory requirements could cause us to incur significant liabilities and operating expenses and could restrict our business activities. We are subject to local, state and federal statutes and rules regulating, among other things, certain developmental matters, building and site design, and matters concerning the protection of health and the environment. Our operating expenses may be increased by governmental regulations such as building permit allocation ordinances and impact and other fees and taxes, which may be imposed to defray the cost of providing certain governmental services and improvements. Other governmental regulations, such as building moratoriums and “no growth” or “slow growth” initiatives, which may be adopted in communities which have developed rapidly, may cause delays in new home communities or otherwise restrict our business activities resulting in reductions in our revenues. Any delay or refusal from government agencies to grant us necessary licenses, permits and approvals could have an adverse effect on our operations.

We may incur additional operating expenses due to compliance programs or fines, penalties and remediation costs pertaining to environmental regulations within our markets.

We are subject to a variety of local, state and federal statutes, ordinances, rules and regulations concerning the protection of health and the environment. The particular environmental laws which apply to any given community vary greatly according to the community site, the site’s environmental conditions and the present and former use of the site. Environmental laws may result in delays, may cause us to implement time consuming and expensive compliance programs and may prohibit or severely restrict development in certain environmentally sensitive regions or areas. From time to time, the United States Environmental Protection Agency (EPA) and similar federal or state agencies review homebuilders’ compliance with environmental laws and may levy fines and penalties for failure to strictly comply with applicable environmental laws or impose additional requirements for future compliance as a result of past failures. Any such actions taken with respect to us may increase our costs. Further, we expect that increasingly stringent requirements will be imposed on homebuilders in the future. Environmental regulations can also have an adverse impact on the availability and price of certain raw materials such as lumber. Our communities in California are especially susceptible to restrictive government regulations and environmental laws.

We may be subject to significant potential liabilities as a result of construction defect, product liability and warranty claims made against us.

As a homebuilder, we have been, and continue to be, subject to construction defect, product liability and home warranty claims, including moisture intrusion and related claims, arising in the ordinary course of business. These claims are common to the homebuilding industry and can be costly.

We and certain of our subsidiaries have been, and continue to be, named as defendants in various construction defect claims, product liability claims, complaints and other legal actions that include claims related to Chinese drywall and moisture intrusion. As of September 30, 2009, we had accrued $2.7 million in our warranty reserves for the repair of less than 40 homes in southwest Florida where certain of our subcontractors installed defective Chinese drywall in homes that were delivered during our 2006 and 2007 fiscal years. We are inspecting additional homes in order to determine whether they also contain the defective Chinese drywall. The outcome of these inspections may require us to increase our warranty reserve in the future. However, the amount of additional liability, if any, is not reasonably estimable. Furthermore, plaintiffs may in certain of these legal proceedings seek class action status with potential class sizes that vary from case to case. Class action lawsuits can be costly to defend, and if we were to lose any certified class action suit, it could result in substantial liability for us.

With respect to certain general liability exposures, including construction defect, Chinese drywall and related claims and product liability, interpretation of underlying current and future trends, assessment of claims and the related liability and reserve estimation process is highly judgmental due to the complex nature of these exposures, with each exposure exhibiting unique circumstances. Furthermore, once claims are asserted for construction defects, it is difficult to determine the extent to which the assertion of these claims will expand geographically. Although we have obtained insurance for construction defect claims subject to applicable self-insurance retentions, such policies may not be available or adequate to cover any liability for damages, the cost of repairs, and/or the expense of litigation surrounding current claims, and future claims may arise out of events or circumstances not covered by insurance and not subject to effective indemnification agreements with our subcontractors.

Our operating expenses could increase if we are required to pay higher insurance premiums or litigation costs for various claims, which could cause our net income to decline.

The costs of insuring against construction defect, product liability and director and officer claims are high. This coverage may become more costly or more restricted in the future.

Increasingly in recent years, lawsuits (including class action lawsuits) have been filed against builders, asserting claims of personal injury and property damage. Our insurance may not cover all of the claims, including personal injury claims, or such coverage may become prohibitively expensive. If we are not able to obtain adequate insurance against these claims, we may experience losses that could reduce our net income and restrict our cash flow available to service debt.

Historically, builders have recovered from subcontractors and their insurance carriers a significant portion of the construction defect liabilities and costs of defense that the builders have incurred. Insurance coverage available to subcontractors for construction defects is becoming increasingly expensive, and the scope of coverage is restricted. If we cannot effectively recover from our subcontractors or their carriers, we may suffer greater losses which could decrease our net income.

A builder’s ability to recover against any available insurance policy depends upon the continued solvency and financial strength of the insurance carrier that issued the policy. Many of the states in which we build homes have lengthy statutes of limitations applicable to claims for construction defects. To the extent that any carrier providing insurance coverage to us or our subcontractors becomes insolvent or experiences financial difficulty in the future, we may be unable to recover on those policies, and our net income may decline.

We experience fluctuations and variability in our operating results on a quarterly basis and, as a result, our historical performance may not be a meaningful indicator of future results.

Our operating results in a future quarter or quarters may fall below expectations of securities analysts or investors and, as a result, the market value of our common stock will fluctuate. We historically have experienced, and expect to continue to experience, variability in home sales and net earnings on a quarterly basis. As a result of such variability, our historical performance may not be a meaningful indicator of future results. Our quarterly results of operations may continue to fluctuate in the future as a result of a variety of both national and local factors, including, among others:

•	the timing of home closings and land sales;

•	our ability to continue to acquire additional land or secure option contracts to acquire land on acceptable terms;

•	conditions of the real estate market in areas where we operate and of the general economy;

•	raw material and labor shortages;

•	seasonal home buying patterns; and

•	other changes in operating expenses, including the cost of labor and raw materials, personnel and general economic conditions.

The occurrence of natural disasters could increase our operating expenses and reduce our revenues and cash flows.

The climates and geology of many of the states in which we operate, including California, Florida, Georgia, North Carolina, South Carolina, Tennessee and Texas, present increased risks of natural disasters. To the extent that hurricanes, severe storms, earthquakes, droughts, floods, wildfires or other natural disasters or similar events occur, our homes under construction or our building lots in such states could be damaged or destroyed, which may result in losses exceeding our insurance coverage. Any of these events could increase our operating expenses, impair our cash flows and reduce our revenues, which could, in turn, negatively affect the market price of our securities.

Future terrorist attacks against the United States or increased domestic or international instability could have an adverse effect on our operations.

Adverse developments in the war on terrorism, future terrorist attacks against the United States, or any outbreak or escalation of hostilities between the United States and any foreign power, including the armed conflict in Iraq, may cause disruption to the economy, our Company, our employees and our customers, which could adversely affect our revenues, operating expenses, and financial condition.

We are dependent on the continued availability and satisfactory performance of our subcontractors, which, if unavailable, could have a material adverse effect on our business.

We conduct our construction operations only as a general contractor. Virtually all construction work is performed by unaffiliated third-party subcontractors. As a consequence, we depend on the continued availability of and satisfactory performance by these subcontractors for the construction of our homes. There may not be sufficient availability of and satisfactory performance by these unaffiliated third-party subcontractors in the markets in which we operate. In addition, inadequate subcontractor resources could have a material adverse effect on our business.

Risks Related to Ownership of Our Common Stock

Our stock price is volatile and could further decline.

The securities markets in general and our common stock in particular have experienced significant price and volume volatility over the past two years. The market price and volume of our common stock may continue to experience significant fluctuations due not only to general stock market conditions but also to a change in sentiment in the market regarding the home building industry, or our operations or business prospects. In addition to the other risk factors discussed in this section, the price and volume volatility of our common stock may be affected by:

•	operating results that vary from the expectations of securities analysts and investors;

•	factors influencing home purchases, such as availability of home mortgage loans and interest rates, credit criteria applicable to prospective borrowers, ability to sell existing residences, and homebuyer sentiment in general;

•	the operating and securities price performance of companies that investors consider comparable to us;

•	announcements of strategic developments, acquisitions and other material events by us or our competitors; and

•	changes in global financial markets and global economies and general market conditions, such as interest rates, commodity and equity prices and the value of financial assets.

These risks could be further magnified by the large number of shares sold in this offering and the size of the Convertible Notes Offering. To the extent that the price of our common stock remains low or declines, our ability to raise funds through the issuance of equity or otherwise use our common stock as consideration will be reduced. This, in turn, may adversely impact our ability to reduce our financial leverage, as measured by the ratio of debt to total capital. As of September 30, 2009, our financial leverage was 88.4%. Continued high levels of leverage or further increases may adversely affect our credit ratings and make it more difficult for us to access additional capital. These factors may limit our ability to implement our operating and growth plans.

Future sales of our common stock or preferred stock in the public market could adversely affect the trading price of our common stock and our ability to raise funds in new stock offerings.

Sales of substantial numbers of additional shares of common stock or preferred stock, or the perception that such sales could occur, may have a harmful effect on prevailing market prices for our common stock and our ability to raise additional capital in the financial markets at a time and price favorable to us. We may issue equity securities in the future for a number of reasons, including to finance our operations and business strategy, to adjust our ratio of debt to equity, to satisfy our obligations upon exercise of outstanding options or for other reasons. We cannot predict the effect that future sales of our common stock or preferred stock would have on the market price of our common stock.

Our certificate of incorporation limits the number of shares of common stock that we can issue to fund our operations and provide us with additional liquidity

Our amended and restated certificate of incorporation provides that we have authority to issue 80,000,000 shares of common stock and 5,000,000 shares of preferred stock. After giving effect to this offering 57,819,273 shares of common stock would be outstanding. In addition, we will have reserved 4,811,252 shares of common stock issuable related to awards outstanding under our incentive compensation plans and our Existing Convertible Notes. As a result, we will have a very limited number of shares of common stock available to us to sell to fund our operations and provide us with additional liquidity, unless we amend our certificate of incorporation to increase the number of authorized shares.

We do not intend to pay cash dividends on our common stock in the foreseeable future.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends will depend upon our financial condition, results of operations, capital requirements, earnings and other factors deemed relevant by our board of directors. Effective November 2, 2007, our board of directors suspended payment of quarterly dividends. The board concluded that suspending dividends, which will allow us to conserve approximately $16 million of cash annually, was a prudent effort in light of the continued deterioration in the housing market. In addition, the indentures under which our senior notes were issued contain certain restrictive covenants, including limitations on payment of dividends. At September 30, 2009, under the most restrictive covenants of each indenture, none of our retained earnings was available for cash dividends. Hence, there were no dividends paid in fiscal 2009 or fiscal 2008. The agreements governing our current and future indebtedness may not permit us to pay dividends on our common stock in the foreseeable future.

Provisions in our certificate of incorporation and bylaws, the agreements governing our indebtedness and Delaware law may discourage a takeover attempt even if doing so might be beneficial to our stockholders.

Provisions contained in our restated certificate of incorporation and bylaws could impose impediments to the ability of a third party to acquire us even if a change of control would be beneficial to you. Provisions of our certificate of incorporation and bylaws impose various procedural and other requirements, which could make it more difficult for stockholders to effect certain corporate actions. For example, our certificate of incorporation authorizes our board of directors to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock, without any vote or action by our stockholders. Thus, our board of directors can authorize and issue shares of preferred stock with voting or conversion rights that could adversely affect the voting or other rights of holders of our common stock. We are also subject to provisions of Delaware law that prohibit us from engaging in any business combination with any “interested stockholder,” meaning, generally, that a stockholder who beneficially owns more than 15% of our stock cannot acquire us for a period of three years from the date this person became an interested stockholder unless various conditions are met, such as approval of the transaction by our board of directors. These provisions may have the effect of delaying or deterring a change of control of our Company, and could limit the price that certain investors might be willing to pay in the future for shares of our common stock. See “Description of Capital Stock” in the accompanying prospectus.

Certain terms of our Convertible Notes Offering of notes may adversely impact our liquidity.

Our Convertible Notes Offering, if it is completed, will increase the amount of debt we have outstanding, which is already significant. As adjusted to give effect to the 2011 Notes Redemption and the Convertible Notes Offering, we estimate that as of September 30, 2009 we would have had approximately $1.43 billion of outstanding debt (net of unamortized discount of approximately $27.1 million).

Non-U.S. Holders who own, or in certain cases have owned, directly or constructively, more than 5% of our common stock will generally be subject to U.S. federal income tax on gain realized on the disposition of such stock.

Because we have significant U.S. real estate holdings, we believe that we may currently be or become a “United States real property holding corporation” (USRPHC) for U.S. federal income tax purposes. As a result, a “non-U.S. holder” (as defined in “Material U.S. Federal Income Tax Considerations — Non-U.S. Holders”) will generally be subject to U.S. federal income tax on gain realized on a sale or other disposition of our common stock if such non-U.S. holder has owned, actually or constructively, more than 5% of our common stock at any time during the shorter of (a) the five-year period ending on the date of disposition and (b) the non-U.S. holder’s holding period in such stock. Non-U.S. holders who may own, or may have owned, directly or constructively, more than 5% of our common stock should consult their own U.S. income tax advisors concerning the consequences of disposing of such stock.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein contain forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in such documents will not be achieved. These forward-looking statements can generally be identified by the use of statements that include words such as “estimate,” “project,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “goal,” “target” or other similar words or phrases.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. Factors that could lead to material changes in our performance may include, but are not limited to:

•	the final outcome of various putative class action lawsuits, the derivative claims, multi-party suits and similar proceedings as well as the results of any other litigation or government proceedings and fulfillment of the obligation in our Deferred Prosecution Agreement with the United States Attorney and other settlement agreements and consent orders with governmental authorities;

•	additional asset impairment charges or write downs;

•	economic changes nationally or in local markets, including changes in consumer confidence, volatility of mortgage interest rates and inflation;

•	continued or increased downturn in the homebuilding industry;

•	estimates related to homes to be delivered in the future (backlog) are imprecise as they are subject to various cancellation risks which cannot be fully controlled;

•	continued or increased disruption in the availability of mortgage financing;

•	our cost of and ability to access capital and otherwise meet our ongoing liquidity needs including the impact of any further downgrades of our credit ratings or reductions in our tangible net worth or liquidity levels;

•	potential inability to comply with covenants in our debt agreements or satisfy such obligations through repayment or refinancing;

•	increased competition or delays in reacting to changing consumer preference in home design;

•	shortages of or increased prices for, labor, land or raw materials used in housing production;

•	factors affecting margins such as decreased land values underlying land option agreements, increased land development costs on communities under development or delays or difficulties in implementing initiatives to reduce production and overhead cost structure;

•	the performance of our joint ventures and our joint venture partners;

•	the impact of construction defect and home warranty claims, including those related to possible installation of drywall imported from China;

•	the cost and availability of insurance and surety bonds;

•	delays in land development or home construction resulting from adverse weather conditions;

•	potential delays or increased costs in obtaining necessary permits as a result of changes to, or complying with, laws, regulations or governmental policies and possible penalties for failure to comply with such laws, regulations and governmental policies;

•	effects of changes in accounting policies, standards, guidelines or principles; or

•	terrorist acts, acts of war and other factors over which we have little or no control.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all such factors.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $      million (or approximately $      million if the underwriters exercise their over-allotment option in full), after deducting underwriting discounts and estimated transaction expenses payable by us. In addition, we expect that the net proceeds from the concurrent Convertible Notes Offering will be approximately $      million (or approximately $      million if the underwriters exercise their over-allotment option in full for the Convertible Notes Offering), after deducting underwriting discounts and estimated transaction expenses payable by us. However, there can be no assurance that the Convertible Notes Offering will be completed or what the terms of the Convertible Notes will be.

We intend to use the net proceeds from this offering, together with the net proceeds from the Convertible Notes Offering, (i) to replenish funds used in connection with the 2011 Notes Redemption and (ii) for other general corporate purposes including, without limitation, funding (or replenishing cash that has been used to fund) repurchases of our outstanding senior notes that we may make from time to time. Pending the application of the net proceeds, we may invest the proceeds in short-term, interest bearing instruments and other investment-grade securities.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2009 on an actual basis. This information has not been adjusted to give effect to the sale of the common stock offered hereby, the use of proceeds therefrom as described under “Use of Proceeds” or to give further effect to the sale of Convertible Notes in the Convertible Notes Offering and the use of proceeds therefrom as described under “Use of Proceeds.” This table should be read in conjunction with our historical financial statements and related notes in our annual report on Form 10-K for the year ended September 30, 2009, as well as the section of our Annual Report on Form 10-K for the fiscal year ended September 30, 2009 entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which is incorporated herein by reference. However, there can be no assurance that the Convertible Notes Offering will be completed or what the terms will be.

As of September 30, 2009
($ in thousands)

Cash, cash equivalents and restricted cash	$556,800

Debt:
Revolving credit facility	—
Senior notes
8 5/8% Senior notes due 2011	$127,254
8 3/8% Senior notes due 2012	303,599
6 1/2% Senior notes due 2013	164,473
6 7/8% Senior notes due 2015	209,454
8 1/8% Senior notes due 2016	180,879
Existing Convertible Notes	154,500
12% Senior secured notes due 2017	250,000
Junior subordinated notes	103,093
Other secured notes payable	12,543
Model home financing obligations	30,361
Unamortized debt discounts	(27,257)

Total debt	$1,508,899

Stockholders’ equity:
Common stock, $.001 par value; 80,000,000 shares authorized; 43,150,472 shares issued	43
Additional paid-in capital	568,019
Accumulated deficit	(187,538)
Treasury stock, at cost (3,357,156 shares)	(183,969)

Total stockholders’ equity	196,555

Total capitalization	$1,705,454

PRICE RANGE OF COMMON STOCK; DIVIDEND POLICY

Our common stock is listed on the New York Stock Exchange under the symbol “BZH.” The following table sets forth the high and low sales prices for transactions involving our common stock during each fiscal quarter indicated, as reported on the New York Stock Exchange. No dividends were declared on our common stock during such quarters.

	High	Low

Fiscal 2010
First Quarter	$6.06	$3.90
Second Quarter (through January 4, 2010)	5.28	4.86
Fiscal 2009
First Quarter	$6.76	$1.13
Second Quarter	1.71	0.24
Third Quarter	3.95	0.87
Fourth Quarter	6.93	1.36
Fiscal 2008
First Quarter	$12.49	$7.00
Second Quarter	11.44	4.53
Third Quarter	12.40	5.02
Fourth Quarter	9.34	3.36

On January 4, 2010, the last reported sale price of our common stock on the New York Stock Exchange was $5.26 per share. As of January 4, 2010, our common stock was held of record by approximately 252 holders.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends will depend upon our financial condition, results of operations, capital requirements, earnings and other factors deemed relevant by our board of directors. Effective November 2, 2007, our board of directors suspended payment of quarterly dividends. In addition, the indentures under which our senior notes were issued contain certain restrictive covenants, including limitations on payment of dividends. At September 30, 2009, under the most restrictive covenants of each indenture, none of our retained earnings was available for cash dividends. Hence, there were no dividends paid in fiscal 2009 or fiscal 2008. The agreements governing our current and future indebtedness may not permit us to pay dividends on our common stock in the foreseeable future.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences regarding the ownership and disposition of our common stock purchased in this offering. This summary applies to you only if you hold such common stock as a capital asset. This summary is based upon the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, regulations promulgated under the Code, and administrative rulings and judicial decisions related thereto. Changes in the laws may alter the tax treatment of the ownership and disposition of our common stock, possibly with retroactive effect.

This summary is general in nature and does not address the effects of any state or local taxes, estate taxes, or the tax consequences in jurisdictions other than the United States. In addition, it does not address all tax consequences that may be relevant to you in your particular circumstances, nor does it apply to you if you are a holder with a special status, including:

•	a broker, dealer or trader in securities or currencies;

•	a bank, mutual fund, life insurance company or other financial institution;

•	a tax-exempt organization;

•	a qualified retirement plan or individual retirement account;

•	a person that holds our common stock as part of a straddle, hedge, constructive sale or other integrated transaction for tax purposes;

•	a partnership, S corporation, small business investment company or other pass-through entity;

•	an investor in a partnership, S corporation, small business investment company or other pass-through entity;

•	a person whose functional currency for tax purposes is not the U.S. dollar;

•	a person liable for alternative minimum tax; or

•	a passive foreign investment company.

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. A partner of a partnership that owns or may acquire our common stock should consult the partner’s tax advisor regarding the specific tax consequences of the acquisition and ownership of our common stock.

YOU SHOULD CONSULT YOUR OWN ADVISOR REGARDING THE TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.

U.S. Holders

The following discussion applies to you if you are a “U.S. Holder.” For purposes of this discussion, a “U.S. Holder” means a beneficial owner of a share of our common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for Untied States federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (1) that validly elects to be treated as a U.S. person for U.S. federal income tax purposes, or (2) the administration over which a U.S. court can exercise primary supervision and all of the substantial decisions of which one or more U.S. persons have the authority to control.

Distributions

We do not expect to make cash distributions on our common stock in the foreseeable future. The gross amount of distributions, if any, payable by us on our common stock generally would be treated as dividend income to the extent paid out of current or accumulated earnings and profits. A distribution on our stock in excess of current and accumulated earnings and profits will be treated as a tax-free return of capital to the extent of the U.S. Holder’s adjusted basis in such stock, and any additional excess will be capital gain. See “— Gain on Sale or Other Disposition of Common Stock,” immediately below.

Gain on Sale or Other Disposition of Common Stock

If you sell or otherwise dispose of our common stock (or are deemed to have sold or disposed of them) in a taxable disposition:

•	you will recognize gain or loss equal to the difference (if any) between the amount realized on such sale or other taxable disposition and your adjusted tax basis in such common stock; and

•	any gain or loss will be capital gain or loss and will be long-term capital gain or loss if your holding period for the common stock sold is more than one year at the time of such sale or other taxable disposition.

Long-term capital gains of noncorporate taxpayers, including individuals, are generally subject to a 15% maximum U.S. federal income tax rate for capital gains recognized in taxable years beginning before January 1, 2011. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

The following summary applies to you if you are a “non-U.S. Holder” of our common stock. A “non-U.S. Holder” is a beneficial owner of a share of our common stock that is not a U.S. Holder.

Distributions

We do not expect to make cash distributions on our common stock in the foreseeable future. The gross amount of distributions, if any, payable by us on our common stock generally would be treated as dividend income to the extent paid out of current or accumulated earnings and profits. A distribution on our stock in excess of current and accumulated earnings and profits will be treated as a tax-free return of capital to the extent of the non-U.S. Holder’s adjusted basis in such stock, and any additional excess will generally be subject to U.S. federal income tax in the manner described in “— Gain on Sale or Other Disposition of Common Stock,” immediately below. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States or, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. Holder in the United States, are not subject to such withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. Holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If we are a “U.S. real property holding corporation” as described below, distributions to non-U.S. Holders that are not dividends will be subject to withholding of U.S. federal income tax at a 10% rate. Any such withholding tax will be creditable against the non-U.S. Holder’s U.S. income tax liability, and a non-U.S. Holder may be able to claim a refund for any such withholding taxes imposed on return of capital distributions up to the non-U.S. Holder’s adjusted tax basis in our shares, if such non-U.S. Holder files a federal income tax return.

To claim the benefit of an applicable treaty rate or to claim exemption from withholding because the income is effectively connected with the conduct of a trade or business in the United States, a non-U.S. Holder must provide a properly executed Internal Revenue Service Form W-8BEN for treaty benefits or Form W-8ECI for effectively connected income, or such successor forms as the Internal Revenue Service designates, prior to the payment of dividends. Special certification and other requirements apply to certain non-U.S. Holders that are pass-through entities rather than corporations or individuals.

A non-U.S. Holder of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate and timely claim for refund with the Internal Revenue Service.

Gain on Sale or Other Disposition of Common Stock

Any gain realized on the disposition of our common stock will generally not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. Holder in the United States (or, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. Holder);

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation,” or “USRPHC,” for U.S. federal income tax purposes (i.e., a domestic corporation if the fair market value of its “United States real property interests” equals or exceeds 50% of the fair market value its trade or business and real property assets).

An individual non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale as if the non-U.S. Holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. An individual non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

With respect to the third bullet point above, because we have significant U.S. real estate holdings, we believe that we may currently be or become a USRPHC. As a result, certain non-U.S. Holders may be subject to U.S. federal income tax on gain realized on a sale or other disposition of the common stock. However, so long as our common stock is regularly traded on an established securities market, a non-U.S. Holder will not recognize taxable gain on a sale of our common stock under the third bullet point above unless the non-U.S. Holder recognizes gain on the sale of our common stock, and actually or constructively owns more than 5% of our common stock at any time during the five-year period ending on the date of disposition or, if shorter, the non-U.S. Holder’s holding period for the common stock.

Information reporting and backup withholding

Dividend payments made with respect to shares of our common stock and proceeds from the sale, exchange or other disposition of shares of our common stock may be subject to information reporting requirements, and to possible U.S. backup withholding (currently at a rate of 28%).

In general, backup withholding will apply with respect to reportable payments made to a U.S. Holder unless (i) the U.S. Holder is a corporation or other exempt recipient and, if required, demonstrates such exemption, or (ii) the U.S. Holder furnishes the payor with a taxpayer identification number on IRS Form W-9 in the manner required, certifies under penalty of perjury that such U.S. Holder is not currently subject to backup withholding and otherwise complies with the backup withholding requirements.

A non-U.S. Holder may be required to certify as to its non-U.S. status on IRS Form W-8BEN (or other applicable form) in order to establish an exemption from backup withholding. The payment of proceeds of a sale of common stock effected by or through a U.S. office of a broker is subject to both backup withholding and information reporting unless you provide the payor with your name and address and you certify your non-U.S. status or otherwise establish an exemption from such withholding. In general, backup withholding and information reporting will not apply to the payment of the proceeds of a sale of common stock by or through a foreign office of a broker. If, however, such broker is, for U.S. federal income tax purposes, a U.S. person, a controlled foreign corporation, a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or a foreign partnership that at any time during its tax year either is engaged in the conduct of a trade or business in the United States or has as partners one or more U.S. persons that, in the aggregate, hold more than 50% of the income or capital interests in the partnership, backup withholding will not apply but such payments nonetheless will be subject to information reporting, unless such broker has documentary evidence in its records that you are a non-U.S. Holder and certain other conditions are met or you otherwise establish an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding imposed on a payment to a holder will be allowed as a refund or a credit against such holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.

CONCURRENT CONVERTIBLE NOTES OFFERING

Concurrently with this offering, we are offering $50.0 million aggregate principal amount of     % mandatory convertible subordinated notes due 2013 (or a total of $57.5 million aggregate principal amount of Convertible Notes if the underwriters therefor exercise their over-allotment option to purchase additional notes in full) pursuant to a separate prospectus supplement. We expect to raise approximately $      million in aggregate gross proceeds from the two offerings (or approximately $      million if the underwriters exercise their over-allotment options in full). However, amounts sold in each offering may increase or decrease based on market conditions relating to a particular security. We can not assure you that we will complete the Convertible Notes Offering. Completion of this offering is not contingent on the completion of the Convertible Notes Offering nor is the completion of the Convertible Notes Offering contingent on the completion of this offering.

The following description is a summary of the material provisions of the Convertible Notes we are offering in the Convertible Notes Offering and the indenture that will govern the Convertible Notes. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the indenture, including the definitions of some terms used in the indenture.

The Convertible Notes will be general, unsecured obligations, will not be guaranteed by any of our subsidiaries and will rank junior to all of our existing and future senior indebtedness and to all indebtedness of our subsidiaries. The Convertible Notes will accrue interest at a rate of     % per year, which will be payable in arrears on January 15, April 15, July 15 and October 15 of each year, commencing on April 15, 2010.

The Convertible Notes will mature on January 15, 2013. Each Convertible Note, unless previously converted, will automatically convert at the stated maturity date into shares of our common stock. Except in the limited circumstances described above, we may not redeem or require the conversion of the Convertible Notes prior to the stated maturity date.

If we undergo a fundamental change prior to January 15, 2013, holders may convert the notes into shares of our common stock at a specified conversion rate that is made on the applicable market value of our common stock at the time of the fundamental change, and will be entitled to a make-whole payment equal to the present value of the remaining interest payments on the Convertible Notes. At our option, we may satisfy any such make-whole payment by delivering additional shares of our common stock to the converting holder.

This description and the other information in this prospectus supplement regarding the Convertible Notes Offering is included in this prospectus supplement solely for informational purposes. Nothing in this prospectus supplement should be construed as an offer to sell, or the solicitation of an offer to buy, the Convertible Notes.

UNDERWRITING

Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Number
Underwriter	of Shares

Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
UBS Securities LLC
Moelis & Company LLC

Total	18,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares. The completion of this offering is not contingent on the completion of the offering of the convertible notes, and the completion of the offering of the convertible notes is not contingent on the completion of this offering.

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $           per share. If all the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

If the underwriters sell more shares than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 2,700,000 additional shares at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

We, our officers and directors have agreed that, for a period of 90 days from the date of this prospectus supplement, we and they will not, without the prior written consent of Citi and Credit Suisse, dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock. Citi and Credit Suisse in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

The shares are listed on the New York Stock Exchange under the symbol “BZH.”

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

Paid by Beazer Homes USA, Inc.
	No Exercise	Full Exercise

Per share	$	$
Total	$	$

We estimate that our total expenses for this offering (excluding underwriting discounts and commissions) will be approximately $400,000.

In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

•	“Covered” short sales are sales of shares in an amount up to the number of shares represented by the underwriters’ over-allotment option.

•	“Naked” short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters’ over-allotment option.

•	Covering transactions involve purchases of shares either pursuant to the over-allotment option or in the open market after the distribution has been completed in order to cover short positions.

•	To close a naked short position, the underwriters must purchase shares in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	To close a covered short position, the underwriters must purchase shares in the open market after the distribution has been completed or must exercise the over-allotment option. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

•	Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

The underwriters have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In addition, Citigroup Global Markets Inc. is the lead arranger and bookrunner under our revolving credit facility and an affiliate of Citigroup Global Markets Inc. is the administrative agent and a lender under our revolving credit facility.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus supplement may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the shares that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined below) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of shares described in this prospectus supplement located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus supplement. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the shares described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or -3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The shares offered in this prospectus supplement have not been registered under the Securities and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

where the transfer is by operation of law.

CONFLICT OF INTEREST

Because UBS Securities LLC who is participating in this offering will receive more than 5% of the net proceeds of this offering, not including underwriting compensation, this offering is being conducted in compliance with Rule 2720 of FINRA. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not necessary in connection with this offering, as the shares have a “bona fide independent market” (as such terms are defined in Rule 2720).

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement contains summaries and other information that we believe are accurate as of the date hereof with respect to specific terms of specific documents, but we refer to the actual documents (copies of which will be made available to prospective purchasers upon request to us) for complete information with respect to those documents. Statements contained in this prospectus supplement as to the contents of any contract or other document referred to in this prospectus supplement do not purport to be complete. Where reference is made to the particular provisions of a contract or other document, the provisions are qualified in all respects by reference to all of the provisions of the contract or other document. Industry and company data are approximate and reflect rounding in certain cases.

We are subject to the informational requirements of the Exchange Act and accordingly, file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information may be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. The SEC also maintains a website that contains reports and other information regarding registrants that file electronically with the SEC. The address of that site is http://www.sec.gov. We also make available on our Internet website our annual, quarterly and current reports and amendments as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the SEC. Our Internet address is http://www.beazer.com. The information on our website is not incorporated by reference into this prospectus supplement and does not constitute a part of this prospectus supplement.

In addition, our common stock is traded as “BZH” on the New York Stock Exchange. Because our common stock is listed on the New York Stock Exchange, reports and other information concerning us can also be inspected at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We are “incorporating by reference” specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus supplement;

•	we are disclosing important information to you by referring you to those documents; and

•	information we file later with the SEC will automatically update and supersede information contained in this prospectus supplement.

We incorporate by reference the documents listed below, which we filed with the SEC under the Exchange Act:

•	our Annual Report on Form 10-K for the year ended September 30, 2009, filed on November 10, 2009, as amended on December 7, 2009;

•	our Current Reports on Form 8-K, filed on November 16, 2009, November 23, 2009, December 17, 2009 and December 22, 2009;

•	the description of our capital stock contained in our Registration Statements on Form 8-A, filed on January 28, 1994 and August 7, 2009, including any amendment or report filed for the purpose of updating those descriptions; and

•	all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering, unless otherwise stated therein, shall be deemed to be incorporated by reference in this prospectus supplement and to be part hereof from the date of filing of such documents.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement has been delivered, upon written or oral request, a copy of any or all of the documents referred to above that have been or may be incorporated in this prospectus supplement by reference. Requests for copies should be directed to our Corporate Secretary, Beazer Homes USA, Inc., 1000 Abernathy Road, Suite 1200, Atlanta, Georgia 30328, telephone (770) 829-3700.

LEGAL MATTERS

Certain legal matters in connection with this offering, including the validity of the issuance of common stock offered by this prospectus supplement, will be passed upon by Troutman Sanders LLP, Atlanta, Georgia. Certain legal matters in connection with this offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements, incorporated in this prospectus supplement by reference from our Annual Report on Form 10-K for the year ended September 30, 2009, and the effectiveness of our internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of the provisions of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes (an interpretation of FASB Statement No. 109)” on October 1, 2007), which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

BEAZER HOMES USA, INC.

$750,000,000
Senior Debt Securities
Subordinated Debt Securities
Common Stock
Preferred Stock
Depositary Shares
Warrants
Rights
Stock Purchase Contracts
Stock Purchase Units
Guarantees of Debt Securities

Beazer Homes USA, Inc. may offer, from time to time, up to $750,000,000 in aggregate initial offering price of senior debt securities, subordinated debt securities, common stock, preferred stock, depositary shares, warrants, rights, stock purchase contracts or stock purchase units.

This prospectus describes some of the general terms that may apply to these securities. We will provide the specific terms of any securities to be offered in a supplement to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any supplement carefully before you invest.

Our common stock is quoted on the New York Stock Exchange under the symbol “BZH.”

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for each offering of securities will describe in detail the plan of distribution.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

These securities are speculative and involve a high degree of risk. You should carefully read the information under the heading “Risk Factors” on page 3 of this prospectus and the risk factors contained in any applicable prospectus supplement before making a decision to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 4, 2010.

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone else to provide you with additional or different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of these documents.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this prospectus will not be achieved. These forward-looking statements can generally be identified by the use of statements that include words such as “estimate,” “project,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “goal,” “target” or other similar words or phrases. All forward-looking statements are based upon information available to us on the date of this prospectus.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. For a more detailed description of the risks and uncertainties involved, you should also carefully consider the statements contained in, or incorporated by reference to, our filings with the Securities and Exchange Commission. Factors that could lead to material changes in our performance may include, but are not limited to:

•	the final outcome of various putative class action lawsuits, the derivative claims, multi-party suits and similar proceedings as well as the results of any other litigation or government proceedings and fulfillment of the obligation in the Deferred Prosecution Agreement and other settlement agreements and consent orders with governmental authorities;

•	additional asset impairment charges or writedowns;

•	economic changes nationally or in local markets, including changes in consumer confidence, volatility of mortgage interest rates and inflation;

•	continued or increased downturn in the homebuilding industry;

•	estimates related to homes to be delivered in the future (backlog) are imprecise as they are subject to various cancellation risks which cannot be fully controlled;

•	continued or increased disruption in the availability of mortgage financing;

•	our cost of and ability to access capital and otherwise meet our ongoing liquidity needs including the impact of any further downgrades of our credit ratings or reductions in our tangible net worth or liquidity levels;

•	potential inability to comply with covenants in our debt agreements or satisfy such obligations through repayment or refinancing;

•	increased competition or delays in reacting to changing consumer preference in home design;

•	shortages of or increased prices for, labor, land or raw materials used in housing production;

•	factors affecting margins such as decreased land values underlying land option agreements, increased land development costs on communities under development or delays or difficulties in implementing initiatives to reduce production and overhead cost structure;

•	the performance of our joint ventures and our joint venture partners;

•	the impact of construction defect and home warranty claims, including those related to possible installation of drywall imported from China;

•	the cost and availability of insurance and surety bonds;

•	delays in land development or home construction resulting from adverse weather conditions;

•	potential delays or increased costs in obtaining necessary permits as a result of changes to, or complying with, laws, regulations or governmental policies and possible penalties for failure to comply with such laws, regulations and governmental policies;

•	effects of changes in accounting policies, standards, guidelines or principles; or

•	terrorist acts, acts of war and other factors over which we have little or no control.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all such factors.

ABOUT THIS PROSPECTUS

In this prospectus, “we,” “us,” “our” or the “Company” refer to Beazer Homes USA, Inc. and its subsidiaries, unless we state otherwise or the context indicates otherwise.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, (the “SEC”), utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell the securities or combinations of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that we may offer. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making offers to sell or solicitations to buy the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information in this prospectus or any prospectus supplement, as well as the information we previously filed with the SEC that we incorporate by reference in this prospectus or any prospectus supplement, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since those dates.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We also filed a registration statement on Form S-3, including exhibits, under the Securities Act with respect to the securities offered by this prospectus. This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. You may read and copy the registration statement and any other document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can also find our public filings with the SEC on the internet at a web site maintained by the SEC located at http://www.sec.gov. We also make available on our Internet website our annual, quarterly and current reports and amendments as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the SEC. Our Internet address is http://www.beazer.com. The information on our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

We are “incorporating by reference” specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we are disclosing important information to you by referring you to those documents; and

•	information we file later with the SEC will automatically update and supersede information contained in this prospectus.

We incorporate by reference the documents listed below, which we filed with the SEC under the Exchange Act:

•	our Annual Report on Form 10-K for the year ended September 30, 2009, filed on November 10, 2009, as amended on December 7, 2009;

•	our Current Reports on Form 8-K filed on November 16, 2009 and November 23, 2009;

•	the description of our capital stock contained in our Registration Statements on Form 8-A, filed on January 28, 1994 and August 7, 2009, including any amendment or report filed for the purpose of updating those descriptions; and

•	all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (i) after the date on which the registration statement that includes this prospectus was initially filed with the SEC and before the effectiveness of such registration statement and (ii) after the date of this prospectus and prior to the termination of this offering, unless otherwise stated therein, shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such documents.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon written or oral request, a copy of any or all of the documents referred to above that have been or may be incorporated in this prospectus by reference. Requests for copies should be directed to our Corporate Secretary, Beazer Homes USA, Inc., 1000 Abernathy Road, Suite 1200, Atlanta, Georgia 30328, telephone (770) 829-3700.

BEAZER HOMES USA, INC.

We are a geographically diversified homebuilder with active operations in 16 states. Our homes are designed to appeal to homeowners at various price points across various demographic segments and are generally offered for sale in advance of their construction. Our objective is to provide our customers with homes that incorporate exceptional value and quality while seeking to maximize our return on invested capital over time.

Our and our co-registrants’ principal executive offices are located at 1000 Abernathy Road, Suite 1200, Atlanta, Georgia 30328, telephone (770) 829-3700. We also provide information about our active communities through our Internet website located at http://www.beazer.com. Information on our website is not a part of and shall not be deemed incorporated by reference in this prospectus.

RISK FACTORS

You should carefully consider the factors contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2009 under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors,” before investing in our securities. You should also consider similar information contained in any Annual Report on Form 10-K, Form 10-Q or other document filed by us with the SEC after the date of this prospectus before deciding to invest in our securities. If applicable, we will include in any prospectus supplement a description of those significant factors that could make the offering described herein speculative or risky.

USE OF PROCEEDS

Unless we otherwise specify in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the securities for general corporate purposes, which may include the retirement or refinancing of indebtedness under our outstanding debt securities. Until we use the net proceeds from the sale of the securities for these purposes, we may place the net proceeds in temporary investments.

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents our ratios of consolidated earnings to fixed charges for the periods presented.

	Fiscal Year Ended September 30,
	2009	2008	2007	2006		2005

Ratio of Earnings to Fixed Charges(1)(2)	—	—	—	5.45	x	6.91x

(1)	The ratio of earnings to fixed charges for each of the periods is determined by dividing earnings by fixed charges. Earnings consist of (loss) income from continuing operations before income taxes, amortization of previously capitalized interest and fixed charges, exclusive of capitalized interest cost. Fixed charges consist of interest incurred, amortization of deferred loan costs and debt discount, and that portion of operating lease rental expense (33%) deemed to be representative of interest. Earnings for fiscal years ended September 30, 2009, 2008 and 2007 were insufficient to cover fixed charges by $41 million, $542 million and $428 million, respectively.

(2)	The ratio of earnings to combined fixed charges and preferred dividends is the same as the ratio of earnings to fixed charges for the periods presented because no shares of preferred stock were outstanding during these periods.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

General

We may issue senior or subordinated debt securities, which may be secured or unsecured.

The senior debt securities will constitute part of our senior debt and will be issued under our senior debt indenture described below.

The subordinated debt securities will constitute part of our subordinated debt, will be issued under our subordinated debt indenture described below and will be subordinate in right of payment to all of our “senior debt,” as defined in the indenture. The prospectus supplement for any series of subordinated debt securities or the information incorporated in this prospectus by reference will indicate the approximate amount of senior debt outstanding as of the end of our most recent fiscal quarter.

When we refer to “debt securities” in this prospectus, we mean both the senior debt securities and the subordinated debt securities.

The debt securities may have the benefit of guarantees (each, a “guarantee”), by one or more of our subsidiaries (each, a “guarantor”). If a guarantor issues guarantees, the guarantees may be secured or unsecured and, if guaranteeing senior debt securities, unsubordinated or, if guaranteeing subordinated debt securities, subordinated obligations of the respective guarantors. Unless otherwise expressly stated or the context otherwise requires, as used in this section, the term “guaranteed debt securities” means debt securities that, as described in the prospectus supplement relating thereto, are guaranteed by one or more guarantors pursuant to the applicable indenture.

The debt indentures and their associated documents, including your debt security, contain the full legal text of the matters described in this section and your prospectus supplement. We have filed the senior debt indenture and the form of subordinated debt indenture with the SEC as exhibits to our registration statement, of which this prospectus is a part. See “Where You Can Find More Information” above for information on how to obtain copies of them.

This section and your prospectus supplement summarize material terms of the indentures and your debt security. They do not, however, describe every aspect of the indentures and your debt security. For example, in this section and your prospectus supplement, we use terms that have been given special meaning in the indentures, but we describe the meaning for only the more important of those terms. Your prospectus supplement will have a more detailed description of the specific terms of your debt security and any applicable guarantees.

Indentures

The senior and subordinated debt securities are governed by a document called an indenture. Each indenture is a contract between us and a trustee. The indenture relating to the senior debt securities and the indenture relating to the subordinated debt securities are substantially similar, except for certain provisions including those relating to subordination, which are included only in the indenture relating to subordinated debt securities.

The trustee under each indenture has two main roles:

•	First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, which we describe later under “— Default, Remedies and Waiver of Default.”

•	Second, the trustee performs certain administrative duties for us.

When we refer to the indenture or the trustee with respect to any debt securities, we mean the indenture under which those debt securities are issued and the trustee under that indenture.

Series of Debt Securities

We may issue many distinct debt securities or series of debt securities under either indenture as we wish. This section summarizes terms of the securities that apply generally to all debt securities and series of debt securities. The provisions of each indenture allow us not only to issue debt securities with terms different from those of debt securities previously issued under that indenture, but also to “reopen” a previously issued series of debt securities and issue additional debt securities of that series. We will describe most of the specific terms of your series, whether it be a series of the senior debt securities or subordinated debt securities, in the prospectus supplement for that series. Those terms may vary from the terms described here.

As you read this section, please remember that the specific terms of your debt security as described in your prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If there are any differences between your prospectus supplement and this prospectus, your prospectus supplement will control. Thus, the statements we make in this section may not apply to your debt security.

When we refer to “debt securities” or a “series of debt securities,” we mean, respectively, debt securities or a series of debt securities issued under the applicable indenture. When we refer to your prospectus supplement, we mean the prospectus supplement describing the specific terms of the debt security you purchase. The terms used in your prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

Amounts of Issuances

Neither indenture limits the aggregate amount of debt securities that we may issue or the number of series or the aggregate amount of any particular series. We may issue debt securities and other securities at any time without your consent and without notifying you.

Principal Amount, Stated Maturity and Maturity

Unless otherwise stated, the principal amount of a debt security means the principal amount plus the premium, if any, payable at its stated maturity, unless that amount is not determinable, in which case the principal amount of a debt security is its face amount.

The term “stated maturity” with respect to any debt security means the day on which the principal amount of your debt security is scheduled to become due. The principal may become due sooner, by reason of redemption or acceleration after a default or otherwise in accordance with the terms of the debt security. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the “maturity” of the principal.

We also use the terms “stated maturity” and “maturity” to refer to the days when other payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the “stated maturity” of that installment. When we refer to the “stated maturity” or the “maturity” of a debt security without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

Specific Terms of Debt Securities

Your prospectus supplement will describe the specific terms of your debt security, which will include some or all of the following:

•	the title of the series of your debt security and whether it is a senior debt security or a subordinated debt security;

•	the aggregate principal amount (or any limit on the aggregate principal amount) of the debt securities of the same series and, if any debt securities of a series are to be issued at a discount from their face amount, the method of computing the accretion of such discount and whether the debt securities will be “original issue discount” securities for U.S. federal income tax purposes;

•	the interest rate or method of calculation of the interest rate;

•	the date from which interest will accrue;

•	the record dates for interest payable on the debt securities of a series;

•	the dates when, places where and manner in which principal and interest are payable;

•	the registrar and paying agent;

•	the terms of any mandatory (including any sinking fund requirements) or optional redemption by the Company;

•	the terms of any redemption at the option of holders;

•	whether the debt securities are convertible or exchangeable, the price or rate of conversion or exchange, and the applicable terms and conditions;

•	the denominations in which the debt securities are issuable;

•	whether the debt securities will be issued in registered or bearer form and the terms of any such forms of debt securities;

•	whether any debt securities will be represented by a global security and the terms of any such global security;

•	the currency or currencies (including any composite currency) in which principal or interest or both may be paid;

•	if payments of principal or interest may be made in a currency other than that in which debt securities are denominated, the manner for determining such payments;

•	provisions for electronic issuance of debt securities or issuance of debt securities in uncertificated form;

•	any events of default, covenants and/or defined terms in addition to or in lieu of those set forth in this prospectus;

•	whether and upon what terms debt securities may be defeased if different from the provisions set forth in this prospectus;

•	the form of the debt securities if different from the form set forth in this prospectus;

•	any terms that may be required by or advisable under applicable law;

•	the percentage of the principal amount of the debt securities which is payable if the maturity of the debt securities is accelerated in the case of debt securities issued at a discount from their face amount;

•	whether the debt security will be guaranteed by any guarantors and, if so, the identity of the guarantors and, to the extent the terms thereof differ from those described in this prospectus, a description of the terms of the guarantees;

•	whether the debt security is secured or unsecured, and if secured, what the collateral will consist of; and

•	any other terms in addition to or different from those contained in this prospectus.

Original Issue Discount Debt Securities

We may issue original issue discount debt securities at an issue price (as specified in the applicable prospectus supplement) that is less than 100% of the principal amount of such debt securities (i.e., par). Original issue discount debt securities may not bear any interest currently or may bear interest at a rate that is below market rates at the time of issuance. The difference between the issue price of an original issue discount debt security and par is referred to herein as the “discount.” In the event of redemption, repayment or acceleration of maturity of an original issue discount debt security, the amount payable to the holder of an original issue discount debt security will be equal to the sum of (a) the issue price (increased by any accruals of discount) and, in the event of any redemption by us of such original issue discount debt security (if applicable), multiplied by the initial redemption percentage specified in the accompanying prospectus supplement (as adjusted by the initial redemption percentage reduction, if applicable) and (b) any unpaid interest on such original issue discount debt security accrued from the date of issue to the date of such redemption, repayment or acceleration of maturity.

Certain original issue discount debt securities may not be treated as having original issue discount for federal income tax purposes, and debt securities other than original issue discount debt securities may be treated as issued with original issue discount for federal income tax purposes.

Governing Law

The indentures and the debt securities (and any guarantees thereof) will be governed by New York law.

Form of Debt Securities

We may issue each debt security only in registered form, without coupons, unless we specify otherwise in the applicable prospectus supplement. In addition, we will issue each debt security in global — i.e., book-entry — form only, unless we specify otherwise in the applicable prospectus supplement. Debt securities in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the debt securities represented by the global security. Those who own beneficial interests in a global debt security will do so through participants in the depositary’s securities clearance system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. References to “holders” in this section mean those who own debt securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries.

Unless otherwise indicated in the prospectus supplement, the following is a summary of the depositary arrangements applicable to debt securities issued in global form and for which The Depositary Trust Company, New York, New York, or DTC, will act as depositary.

Each global debt security will be deposited with, or on behalf of, DTC, as depositary, or its nominee, and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global debt securities are not exchangeable for definitive certificated debt securities.

Ownership of beneficial interests in a global debt security is limited to institutions that have accounts with DTC or its nominee, or persons that may hold interests through those participants. In addition, ownership of beneficial interests by participants in a global debt security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a global debt security. Ownership of beneficial interests in a global debt security by persons that hold those interests through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the debt securities. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities they purchase in definitive form. These laws may impair your ability to transfer beneficial interests in a global debt security.

We will make payment of principal of, and interest on, debt securities represented by a global debt security registered in the name of or held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global debt security representing those debt securities. DTC has advised us that upon receipt of any payment of principal of, or interest on, a global debt security, DTC immediately will credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective interests in the principal amount of that global debt security, as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global debt security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

Neither we, any trustee nor any of our respective agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent global debt security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

A global debt security is exchangeable for definitive debt securities registered in the name of, and a transfer of a global debt security may be registered to, any person other than DTC or its nominee, only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global security or has ceased to be a registered clearing agency and we are unable to locate a qualified successor depositary;

•	an event of default occurs with respect to the applicable series of securities; or

•	we notify the trustee that we wish to terminate that global security.

Any global debt security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive debt securities in registered form, of like tenor and of an equal aggregate principal amount as the global debt security, in denominations specified in the applicable prospectus supplement, if other than $1,000 and multiples of $1,000. The definitive debt securities will be registered by the registrar in the name or names instructed by DTC. We expect that these instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global debt security.

In the event definitive securities are issued:

•	holders of definitive securities will be able to receive payments of principal and interest on their debt securities at the office of our paying agent maintained in the Borough of Manhattan or, at our option, by check mailed to the address of the person entitled to the payment at his or her address in the security register;

•	holders of definitive securities will be able to transfer their debt securities, in whole or in part, by surrendering the debt securities for registration of transfer at the corporate trust officer of The Bank of New York Mellon. We will not charge any fee for the registration or transfer or exchange, except that we may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer; and

•	any moneys we pay to our paying agents for the payment of principal and interest on the debt securities that remains unclaimed at the second anniversary of the date such payment was due will be returned to us, and thereafter holders of definitive securities may look only to us, as general unsecured creditors, for payment.

If an issue of debt securities is denominated in a currency other than the U.S. dollar, we will make payments of principal and any interest in the foreign currency in which the debt securities are denominated or in U.S. dollars. DTC has elected to have all payments of principal and interest paid in U.S. dollars unless notified by any of its participants through which an interest in the debt securities is held that it elects, in accordance with, and to the extent permitted by, the accompanying prospectus supplement and the relevant debt security, to receive payment of principal or interest in the foreign currency. On or prior to the third business day after the record date for payment of interest and 12 days prior to the date for payment of principal, a participant will be required to notify DTC of (a) its election to receive all, or the specified portion, of payment in the foreign currency and (b) its instructions for wire transfer of payment to a foreign currency account.

DTC has advised us as follows:

•	DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

•	DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates.

•	DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

•	DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the NYSE Amex LLC and the Financial Industry Regulatory Authority, Inc.

•	Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

The rules applicable to DTC and its participants are on file with the SEC.

Investors may hold interests in the debt securities outside the United States through the Euroclear System (“Euroclear”) or Clearstream Banking (“Clearstream, Luxembourg”) if they are participants in those systems, or indirectly through organizations which are participants in those systems. Euroclear and Clearstream, Luxembourg will hold interests on behalf of their participants through customers’ securities accounts in Euroclear’s and Clearstream, Luxembourg’s names on the books of their respective depositaries which in turn will hold such positions in customers’ securities accounts in the names of the nominees of the depositaries on the books of DTC. At the present time JPMorgan Chase Bank, National Association will act as U.S. depositary for Euroclear, and Citibank, National Association will act as U.S. depositary for Clearstream, Luxembourg. All securities in Euroclear or Clearstream, Luxembourg are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.

The following is based on information furnished by Euroclear or Clearstream, Luxembourg, as the case may be.

Euroclear has advised us that:

•	it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash;

•	Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries;

•	Euroclear is operated by the Euroclear operator, under contract with Euroclear plc, a U.K. corporation. The Euroclear operator is a Belgian bank. The Belgian Banking Commission and the National Bank of Belgium regulate and examine Euroclear;

•	the Euroclear operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include underwriters of debt securities offered by this prospectus;

•	indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly;

•	securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”);

•	the Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. The Euroclear operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants; and

•	distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearstream, Luxembourg has advised us that:

•	it is incorporated as a limited liability company under the laws of Luxembourg, and is owned by Cedel International societe anonyme, and Deutsche Brse AG. The shareholders of these two entities are banks, securities dealers and financial institutions;

•	it holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg customers through electronic book-entry changes in accounts of Clearstream, Luxembourg customers, eliminating the need for physical movement of certificates;

•	it can settle transactions in many currencies, including U.S. dollars, and provides its customers services for safekeeping, administration, clearance and settlement of internationally traded securities, securities lending and borrowing;

•	it also deals with domestic securities markets in over 30 countries through established depository and custodial relationships, and interfaces with domestic markets in a number of countries;

•	it has established an electronic bridge with Euroclear Bank S.A./N.V., the operator of Euroclear, or the Euroclear operator, to facilitate settlement of trades between Clearstream, Luxembourg and Euroclear;

•	it is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector;

•	participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include underwriters of debt securities offered by this prospectus;

•	indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg participant either directly or indirectly; and

•	distributions with respect to the debt securities held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream, Luxembourg.

We have provided the descriptions herein of the operations and procedures of Euroclear and Clearstream, Luxembourg solely as a matter of convenience. These operations and procedures are solely within the control of Euroclear and Clearstream, Luxembourg and are subject to change by them from time to time. Neither we, any underwriters nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact Euroclear or Clearstream or their respective participants directly to discuss these matters.

Secondary market trading between Euroclear participants and Clearstream, Luxembourg participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Euroclear and Clearstream, Luxembourg and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream, Luxembourg participants, on the other, will be effected within DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving debt securities in DTC, and making or receiving payment in accordance with normal procedures. Euroclear participants and Clearstream, Luxembourg participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of securities received in Euroclear or Clearstream, Luxembourg as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits, or any transactions in the securities settled during such processing, will be reported to the relevant Euroclear participants or Clearstream, Luxembourg participants on that business day. Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of securities by or through a Euroclear participant or a Clearstream, Luxembourg participant to a DTC participant will be received with value on the business day of settlement in DTC but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day following settlement in DTC.

Although DTC, Euroclear and Clearstream, Luxembourg have agreed to the foregoing procedures in order to facilitate transfers of debt securities among participants of DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

Redemption or Repayment

If there are any provisions regarding redemption or repayment applicable to your debt security, we will describe them in your prospectus supplement.

We or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, at our discretion, be held, resold or canceled.

Mergers and Similar Transactions

We are generally permitted under the indenture for the relevant series to merge or consolidate with another corporation or other entity. We are also permitted under the indenture for the relevant series to sell all or substantially all of our assets to another corporation or other entity. With regard to any series of debt securities, however, we may not take any of these actions unless all the following conditions, among other things, are met:

•	If the successor entity in the transaction is not the Company, the successor entity must be organized as a corporation, partnership or trust and must expressly assume our obligations under the debt securities of that series and the indenture with respect to that series. The successor entity may be organized under the laws of the United States, any state thereof or the District of Columbia; and

•	Immediately after the transaction, no default under the debt securities of that series has occurred and is continuing.

Subordination Provisions

Holders of subordinated debt securities should recognize that contractual provisions in the subordinated debt indenture may prohibit us from making payments on those securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the subordinated debt indenture, to all of our senior debt, as defined in the subordinated debt indenture.

We may modify the subordination provisions with respect to one or more series of subordinated debt securities. Such modifications will be set forth in the applicable prospectus supplement.

The subordinated debt indenture provides that, unless all principal of and any premium or interest on the senior debt has been paid in full, no payment or other distribution may be made in respect of any subordinated debt securities in the following circumstances:

•	in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for creditors or other similar proceedings or events involving us or our assets;

•	(a) in the event and during the continuation of any default in the payment of principal, premium or interest on any senior debt beyond any applicable grace period or (b) in the event that any event of default with respect to any senior debt has occurred and is continuing, permitting the holders of that senior debt (or a trustee) to accelerate the maturity of that senior debt, whether or not the maturity is in fact accelerated (unless, in the case of (a) or (b), the payment default or event of default has been cured or waived or ceased to exist and any related acceleration has been rescinded) or (c) in the event that any judicial proceeding is pending with respect to a payment default or event of default described in (a) or (b); or

•	in the event that any subordinated debt securities have been declared due and payable before their stated maturity.

If the trustee under the subordinated debt indenture or any holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the trustee or the holders will have to repay that money to the company which shall remit payment to the holders of the senior debt.

Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated debt indenture and the holders of that series can take action against us, but they will not receive any money until the claims of the holders of senior debt have been fully satisfied.

Defeasance, Covenant Defeasance and Satisfaction and Discharge

When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If we deposit with the trustee funds or government securities, or if so provided in your prospectus supplement, obligations other than government securities, sufficient to make payments on any series of debt securities on the dates those payments are due and payable and other specified conditions are satisfied, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the debt securities of such series and all obligations of any guarantors of such debt securities will also be discharged with respect to the guarantees of such debt securities (“legal defeasance”); or

•	we will be discharged from any covenants we make in the applicable indenture for the benefit of such series and the related events of default will no longer apply to us (“covenant defeasance”).

If we defease any series of debt securities, the holders of such securities will not be entitled to the benefits of the indenture, except for our obligations to register the transfer or exchange of such securities, replace stolen, lost or mutilated securities or maintain paying agencies and hold moneys for payment in trust. In case of covenant defeasance, our obligation to pay principal, premium and interest on the applicable series of debt securities will also survive.

Upon the effectiveness of defeasance with respect to any series of guaranteed debt securities, each guarantor of the debt securities of such series shall be automatically and unconditionally released and discharged from all of its obligations under its guarantee of the debt securities of such series and all of its other obligations under the applicable indenture in respect of the debt securities of that series, without any action by the Company, any guarantor or the trustee and without the consent of the holders of any debt securities.

We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the applicable series of debt securities to recognize gain or loss for federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect.

In addition, we may satisfy and discharge all our obligations under the indenture with respect to debt securities of any series, other than our obligation to register the transfer of and exchange debt securities of that series, provided that we either:

•	deliver all outstanding debt securities of that series to the trustee for cancellation; or

•	all such debt securities not so delivered for cancellation have either become due and payable and, in the case of this bullet point, we have deposited with the trustee in trust an amount of cash sufficient to pay the entire indebtedness of such debt securities, including interest to the stated maturity.

Default, Remedies and Waiver of Default

You will have special rights if an event of default with respect to your series of debt securities occurs and is continuing, as described in this subsection.

Events of Default

Unless your prospectus supplement says otherwise, when we refer to an event of default with respect to any series of debt securities, we mean any of the following:

•	we do not pay the principal or any premium on any debt security of that series on the due date;

•	we do not pay interest on any debt security of that series within 30 days after the due date;

•	we do not deposit a sinking fund payment with regard to any debt security of that series when due, but only if the payment is required under provisions described in the applicable prospectus supplement;

•	we remain in breach of our covenants we make in the indenture for the benefit of the relevant series, for 60 days after we receive a notice of default stating that we are in breach and requiring us to remedy the breach. The notice must be sent by the trustee or the holders of at least 25% in principal amount of the relevant series of debt securities;

•	we file for bankruptcy or other events of bankruptcy, insolvency or reorganization relating to the Company occur;

•	with respect to any series of debt securities that is guaranteed, such guarantee shall cease to be enforceable for any reason, except as contemplated or permitted in the indenture governing such debt security; or

•	if the applicable prospectus supplement states that any additional event of default applies to the series, that event of default occurs.

We may change, eliminate, or add to the events of default with respect to any particular series or any particular debt security or debt securities within a series, as indicated in the applicable prospectus supplement.

Remedies if an Event of Default Occurs

If you are the holder of a subordinated debt security, all the remedies available upon the occurrence of an event of default under the subordinated debt indenture will be subject to the restrictions on the subordinated debt securities described above under “— Subordination Provisions.”

Except as otherwise specified in the applicable prospectus supplement, if an event of default has occurred with respect to any series of debt securities and has not been cured or waived, the trustee or the holders of not less than 25% in principal amount of all debt securities of that series then outstanding may declare the entire principal amount of the debt securities of that series to be due immediately.

Each of the situations described above is called an acceleration of the stated maturity of the affected series of debt securities. Except as otherwise specified in the applicable prospectus supplement, if the stated maturity of any series is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in principal amount of the debt securities of that series may, in certain circumstances, cancel the acceleration for the entire series.

If an event of default occurs, the trustee will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the relevant indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs.

Except as described in the prior paragraph, the trustee is not required to take any action under the relevant indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This is called an indemnity. If the trustee is provided with indemnity reasonably satisfactory to it, the holders of a majority in principal amount of all debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee with respect to that series. These majority holders may also direct the trustee in performing any other action under the relevant indenture with respect to the debt securities of that series.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to any debt security, all of the following must occur:

•	the holder of your debt security must give the trustee written notice that an event of default has occurred with respect to the debt securities of your series, and the event of default must not have been cured or waived;

•	the holders of at least a majority in principal amount of all debt securities of your series must make a written request that the trustee take action because of the default, and they or other holders must offer to the trustee indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action;

•	the trustee must not have taken action for 60 days after the above steps have been taken; and

•	during those 60 days, the holders of a majority in principal amount of the debt securities of your series must not have given the trustee directions that are inconsistent with the written request of the holders of at least a majority in principal amount of the debt securities of your series.

You are entitled at any time, however, to bring a lawsuit for the payment of money due on your debt security on or after its stated maturity.

Book-entry and other indirect owners should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity.

Waiver of Default

The holders of not less than a majority in principal amount of the debt securities of any series may waive a default for all debt securities of that series. If this happens, the default will be treated as if it has not occurred. No one can waive a payment default on your debt security, however, without the approval of the particular holder of that debt security.

Modifications and Waivers

Subject to certain exceptions, the indentures may be amended or supplemented with the consent (which may include consents obtained in connection with a tender offer or exchange offer for debt securities) of the holders of at least a majority in principal amount of the debt securities then outstanding, and any existing default or event of default (other than any continuing default or event of default in the payment of interest on or the principal of the debt securities) under, or compliance with any provision of, the indentures may be waived with the consent (which may include consents obtained in connection with a tender offer or exchange offer for debt securities) of the holders of a majority in principal amount of the debt securities then outstanding.

Changes Requiring Each Holder’s Approval

Without the consent of each holder affected, we may not

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest, including default interest, on any debt security;

•	reduce the principal of or change the fixed maturity of any debt security or alter the provisions with respect to redemption or with respect to mandatory offers to repurchase debt securities;

•	make any debt security payable in money other than that stated in the debt security;

•	make any change in the waiver of past defaults or unconditional right of holders to receive principal, premium, if any, interest and additional amounts sections set forth in the indenture;

•	modify the ranking or priority of the debt securities or any guarantee;

•	release any guarantor from any of its obligations under its guarantee or the relevant indenture otherwise than in accordance with the terms of such indenture; or

•	waive a continuing default or event of default in the payment of principal of or interest on the debt securities.

The right of any holder to participate in any consent required or sought pursuant to any provision of the indentures (and the obligation of the Company to obtain any such consent otherwise required from such holder) may be subject to the requirement that such holder shall have been the holder of record of any debt securities with respect to which such consent is required or sought as of a date identified by the trustee in a notice furnished to holders in accordance with the terms of the indenture.

Changes Not Requiring Approval

We may amend the indentures without the approval of each of the holders affected in certain circumstances. These changes generally are limited to changes to cure any ambiguity, defect or inconsistency; to establish the terms of a new series of debt securities under the indentures; to provide for uncertificated debt securities in addition to certificated debt securities; to add additional covenants or events of default; to secure any debt securities; to evidence the successor of another corporation or entity to our obligations under the indentures; to make any change that does not adversely affect the legal rights under the indentures of any holder; to comply with or qualify the indentures under the Trust Indenture Act; or to reflect a guarantor ceasing to be liable on the guarantees because it is no longer a subsidiary of the Company.

Changes Requiring Majority Approval

Any other change to a particular indenture and the debt securities issued under that indenture would require approval of the holders of a majority in principal amount of holders affected, except as may otherwise be provided pursuant to such indenture for all or any particular debt securities of any series. This means that modification of terms with respect to certain securities of a series could be effectuated without obtaining the consent of the holders of a majority in principal amount of other securities of such series that are not affected by such modification.

Book-entry and other indirect owners should consult their banks or brokers for information on how approval may be granted or denied if we seek to change an indenture or any debt securities.

Modification of Subordination Provisions

We may not amend the indenture related to subordinated debt securities to alter the subordination of any outstanding subordinated debt securities without the written consent of each holder of senior debt then outstanding who would be adversely affected (or the group or representative thereof authorized or required to consent thereto pursuant to the instrument creating or evidencing, or pursuant to which there is outstanding, such senior debt).

Form, Exchange and Transfer

If any debt securities cease to be issued in registered global form, they will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	unless we indicate otherwise in your prospectus supplement, in denominations of $1,000 and integral multiples of $1,000.

Holders may exchange their debt securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. You may not exchange your debt securities for securities of a different series or having different terms, unless your prospectus supplement says you may.

Holders may exchange or transfer their debt securities at the office of the trustee. They may also replace lost, stolen, destroyed or mutilated debt securities at that office. We have appointed the trustee to act as our agent for registering debt securities in the names of holders and transferring and replacing debt securities. We may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their debt securities, but they may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership. The transfer agent may require an indemnity before replacing any debt securities.

If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If the debt securities of any series are redeemable and we redeem less than all those debt securities, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any debt security selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

If a debt security is issued as a global debt security, only DTC or other depositary will be entitled to transfer and exchange the debt security as described in this subsection, since the depositary will be the sole holder of the debt security.

The rules for exchange described above apply to exchange of debt securities for other debt securities of the same series and kind. If a debt security is convertible, exercisable or exchangeable into or for a different kind of security, such as one that we have not issued, or for other property, the rules governing that type of conversion, exercise or exchange will be described in the applicable prospectus supplement.

Payments

We will pay interest, principal and other amounts payable with respect to the debt securities of any series to the holders of record of those debt securities as of the record dates and otherwise in the manner specified below or in the prospectus supplement for that series.

We will make payments on a global debt security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will pay directly to the depositary, or its nominee, and not to any indirect owners who own beneficial interests in the global debt security. An indirect owner’s right to receive those payments will be governed by the rules and practices of the depositary and its participants.

We will make payments on a debt security in non-global, registered form as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee’s records as of the close of business on the regular record date. We will make all other payments by check at the paying agent described below, against surrender of the debt security. All payments by check will be made in next-day funds — i.e., funds that become available on the day after the check is cashed.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive payments on their debt securities.

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to us. After that two-year period, the holder may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Guarantees

The debt securities of any series may be guaranteed by one or more of our subsidiaries. However, the applicable indenture governing the debt securities will not require that any of our subsidiaries be a guarantor of any series of debt securities and, if guaranteed, it may not necessarily be guaranteed by all of our subsidiaries. As a result, a series of debt securities may not have any guarantors and the guarantors of any series of guaranteed debt securities may differ from the guarantors of any other series of guaranteed debt securities. If we issue a series of guaranteed debt securities, the identity of the specific guarantors of the debt securities of that series will be identified in the applicable prospectus supplement.

If we issue a series of guaranteed debt securities, a description of some of the terms of guarantees of those debt securities will be set forth in the applicable prospectus supplement. Unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, each guarantor of the debt securities of such series will unconditionally guarantee the due and punctual payment of the principal of, and premium, if any, and interest, if any, on each debt security of such series, all in accordance with the terms of such debt securities and the applicable indenture.

Notwithstanding the foregoing, unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, the applicable indenture will contain provisions to the effect that the obligations of each guarantor under its guarantees and such indenture shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such guarantor, result in the obligations of such guarantor under such guarantees and such indenture not constituting a fraudulent conveyance or fraudulent transfer under applicable law. However, there can be no assurance that, notwithstanding such limitation, a court would not determine that a guarantee constituted a fraudulent conveyance or fraudulent transfer under applicable law. If that were to occur, the court could void the applicable guarantor’s obligations under that guarantee, subordinate that guarantee to other debt and other liabilities of that guarantor or take other action detrimental to holders of the debt securities of the applicable series, including directing the holders to return any payments received from the applicable guarantor.

The applicable prospectus supplement relating to any series of guaranteed debt securities will specify other terms of the applicable guarantees.

If the applicable prospectus supplement relating to a series of our senior debt securities provides that those senior debt securities will have the benefit of a guarantee by any or all of our subsidiaries, unless otherwise provided in the applicable prospectus supplement, each such guarantee will be the unsubordinated obligation of the applicable guarantor.

If the applicable prospectus supplement relating to a series of our subordinated debt securities provides that those subordinated debt securities will have the benefit of a guarantee by any or all of our subsidiaries, unless otherwise provided in the applicable prospectus supplement, each such guarantee will be the subordinated obligation of the applicable guarantor. See “— Subordination Provisions” above.

Paying Agents

We may appoint one or more financial institutions to act as our paying agents, at whose designated offices debt securities in non-global entry form may be surrendered for payment at their maturity. We call each of those offices a paying agent. We may add, replace or terminate paying agents from time to time. We may also choose to act as our own paying agent. We will specify in the prospectus supplement for your debt security the initial location of each paying agent for that debt security. We must notify the trustee of changes in the paying agents.

Notices

Notices to be given to holders of a global debt security will be given only to the depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of debt securities not in global form will be sent by mail to the respective addresses of the holders as they appear in the trustee’s records, and will be deemed given when mailed. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive notices.

Our Relationship With the Trustee

The prospectus supplement for your debt security will describe any material relationships we may have with the trustee with respect to that debt security.

The same financial institution may initially serve as the trustee for our senior debt securities and subordinated debt securities. Consequently, if an actual or potential event of default occurs with respect to any of these securities, the trustee may be considered to have a conflicting interest for purposes of the Trust Indenture Act of 1939. In that case, the trustee may be required to resign under one or more of the indentures, and we would be required to appoint a successor trustee. For this purpose, a “potential” event of default means an event that would be an event of default if the requirements for giving us default notice or for the default having to exist for a specific period of time were disregarded.

DESCRIPTION OF CAPITAL STOCK

General

The authorized capital stock of Beazer Homes USA, Inc. consists of 80,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share.

The following description of our capital stock summarizes general terms and provisions that apply to our capital stock. Since this is only a summary, it does not contain all of the information that may be important to you. The summary is subject to and qualified in its entirety by reference to our certificate of incorporation and our bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part and incorporated by reference into this prospectus. See “Where You Can Find More Information.”

Common Stock

Holders of our common stock are entitled to one vote per share with respect to each matter submitted to a vote of our stockholders, subject to voting rights that may be established for shares of our preferred stock, if any. Except as may be provided in connection with our preferred stock or as otherwise may be required by law or our restated certificate of incorporation, our common stock is the only capital stock entitled to vote in the election of directors. Our common stock does not have cumulative voting rights.

Subject to the rights of holders of our preferred stock, if any, holders of our common stock are entitled to receive dividends and distributions lawfully declared by our board of directors. If we liquidate, dissolve, or wind up our business, whether voluntarily or involuntarily, holders of our common stock will be entitled to receive any assets available for distribution to our stockholders after we have paid or set apart for payment the amounts necessary to satisfy any preferential or participating rights to which the holders of each outstanding series of preferred stock are entitled by the express terms of such series of preferred stock.

The shares of our common stock issued through this prospectus will be fully paid and nonassessable. Our common stock does not have any preemptive, subscription or conversion rights. We may issue additional shares of our authorized but unissued common stock as approved by our board of directors from time to time, without stockholder approval, except as may be required by law or applicable stock exchange requirements.

Preferred Stock

If we offer preferred stock, we will file the terms of the preferred stock with the SEC, and the prospectus supplement relating to that offering will include a description of the specific terms of the offerings. Our board of directors has been authorized to provide for the issuance of shares of our preferred stock in multiple series without the approval of stockholders. With respect to each series of our preferred stock, our board of directors has the authority to fix the following terms:

•	the designation of the series;

•	the number of shares within the series;

•	whether dividends are cumulative;

•	the rate of any dividends, any conditions upon which dividends are payable, and the dates of payment of dividends;

•	whether there are any limitations on the declaration or payment of dividends on common stock while any series of preferred stock is outstanding;

•	whether the shares are redeemable, the redemption price and the terms of redemption;

•	the amount payable to you for each share you own if we dissolve or liquidate;

•	whether the shares are convertible or exchangeable, the price or rate of conversion or exchange, and the applicable terms and conditions;

•	whether the shares will be subject to a purchase, retirement or sinking fund and the manner in which such fund shall be applied to the redemption of the shares;

•	voting rights applicable to the series of preferred stock; and

•	any other rights, preferences or limitations of such series.

Our ability to issue preferred stock, or rights to purchase such shares, could discourage an unsolicited acquisition proposal. For example, we could impede a business combination by issuing a series of preferred stock containing class voting rights that would enable the holders of such preferred stock to block a business combination transaction. Alternatively, we could facilitate a business combination transaction by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the stockholders. Additionally, under certain circumstances, our issuance of preferred stock could adversely affect the voting power of the holders of our common stock. Although our board of directors is required to make any determination to issue any preferred stock based on its judgment as to the best interests of our stockholders, our board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over prevailing market prices of such stock. Our board of directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange requirements.

Rights Agreement

Our Board of Directors has adopted a Rights Agreement pursuant to which holders of our common stock will be entitled to purchase from us one one-thousandth of a share of our Series A Junior Participating Preferred Stock if any Acquiring Person (as defined in the Rights Agreement) acquires beneficial ownership of 4.95% or more of our common stock or if a tender offer or exchange offer is commenced that would result in a person or group acquiring beneficial ownership of 4.95% or more of our common stock. The exercise price per right is $50, subject to adjustment. These provisions of the Rights Agreement could have certain anti-takeover effects because the rights provided to holders of our common stock under the Rights Agreement will cause substantial dilution to a person or group that acquires our common stock or engages in other specified events without the rights under the agreement having been redeemed or in the event of an exchange of the rights for common stock as permitted under the agreement.

Limitation on Directors’ Liability

Our amended and restated certificate of incorporation provides, as authorized by Section 102(b)(7) of the Delaware General Corporation Law, that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

The inclusion of this provision in our amended and restated certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders.

Our bylaws provide that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware law or by other applicable law. In addition, to the fullest extent authorized by Delaware law, we will advance funds to certain directors and officers sufficient for the payment of all expenses in connection with the investigation of, response to, defense (including any appeal) of or settlement of any proceeding. The indemnification and advancement of expenses provided in our bylaws shall be deemed independent of, and is deemed exclusive of or a limitation on, any other rights to which any person seeking indemnification or advancement of expenses may be entitled or acquired under any statute, provision of the certificate of incorporation, bylaw, agreement, vote of stockholders or of disinterested directors or otherwise, both as to such person’s official capacity and as to action in another capacity while holding such office. In addition, our bylaws provide that the corporation may purchase and maintain liability insurance for directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the corporation.

In addition, we have entered into indemnification agreements with each of our executive officers and directors providing such officers and directors indemnification and expense advancement and for the continued coverage of such person under our directors’ and officers’ insurance programs.

Section 203 of the Delaware General Corporation Law

Section 203 of the Delaware General Corporation Law prohibits a defined set of transactions between a Delaware corporation, such as us, and an “interested stockholder.” An interested stockholder is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision may prohibit business combinations between an interested stockholder and a corporation for a period of three years after the date the interested stockholder becomes an interested stockholder. The term “business combination” is broadly defined to include mergers, consolidations, sales or other dispositions of assets having a total value in excess of 10% of the consolidated assets of the corporation, and some other transactions that would increase the interested stockholder’s proportionate share ownership in the corporation.

This prohibition is effective unless:

•	the business combination is approved by the corporation’s board of directors prior to the time the interested stockholder becomes an interested stockholder;

•	the interested stockholder acquired at least 85% of the voting stock of the corporation, other than stock held by directors who are also officers or by qualified employee stock plans, in the transaction in which it becomes an interested stockholder; or

•	the business combination is approved by a majority of the board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Special Bylaw Provisions

Our amended and restated bylaws contain provisions requiring that advance notice be delivered to us of any business to be brought by a stockholder before an annual meeting of stockholders and providing for certain procedures to be followed by stockholders in nominating persons for election to our board of directors. Generally, such advance notice provisions provide that the stockholder must give written notice to our Secretary not less than 120 days nor more than 150 days prior to the first anniversary of the date of our notice of annual meeting for the preceding year’s annual meeting; provided, however, that in the event that the date of the meeting is changed by more than 30 days from the anniversary date of the preceding year’s annual meeting, notice by the stockholder to be timely must be received no later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure was made. The notice must set forth specific information regarding such stockholder and such business or director nominee, as described in the bylaws. Such requirement is in addition to those set forth in the regulations adopted by the SEC under the Securities Exchange Act of 1934.

Transfer Agent and Registrar

American Stock Transfer & Trust Company serves as the registrar and transfer agent for the common stock.

Stock Exchange Listing

Our common stock is listed on the New York Stock Exchange. The trading symbol for our common stock is “BZH.”

DESCRIPTION OF DEPOSITARY SHARES

General

We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we decide to offer fractional shares of preferred stock, we will issue receipts for depositary shares. Each depositary share will represent a fraction of a share of a particular series of preferred stock. An accompanying prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a depositary that is a bank or trust company that meets certain requirements and is selected by us. Each owner of a depositary share will be entitled to all of the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

We have summarized selected provisions of the deposit agreement and the depositary receipts. The form of the depositary agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC each time we issue depositary shares, and you should read those documents for provisions that may be important to you.

Dividends and Other Distributions

If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the depositary will distribute the property to the record holders of the depositary shares. If, however, the depositary determines that it is not feasible to make the distribution of property, the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the holders of the preferred stock.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, the depositary will redeem the depositary shares from the proceeds received by the depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the depositary may determine.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action that the depositary deems necessary in order to enable the depositary to do so. The depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between the depositary and us. Any amendment that materially and adversely alters the rights of the holders of depositary shares will not, however, be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by the depositary or us only if (a) all outstanding depositary shares have been redeemed or (b) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our company and such distribution has been distributed to the holders of depositary receipts.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Withdrawal of Preferred Stock

Upon surrender of depositary receipts at the principal office of the depositary, subject to the terms of the deposit agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the deposit agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

The depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the depositary and that we are required to furnish to the holders of the preferred stock.

Neither we nor the depositary will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the deposit agreement. The obligations of the depositary and us under the deposit agreement will be limited to performance in good faith of our duties thereunder, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering notice to us of its election to do so, and we may at any time remove the depositary. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and meeting certain combined capital surplus requirements.

DESCRIPTION OF WARRANTS

We may issue warrants that entitle the holder to purchase debt securities, preferred stock, common stock or other securities. Warrants may be issued independently or together with debt securities, preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as will be set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements.

Reference is made to the prospectus supplement relating to the particular issue of warrants offered pursuant to such prospectus supplement for the terms of and information relating to such warrants, including, where applicable:

•	the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of warrants to purchase debt securities and the price at which such debt securities may be purchased upon such exercise;

•	the number of shares of common stock purchasable upon the exercise of warrants to purchase common stock and the price at which such number of shares of common stock may be purchased upon such exercise;

•	the number of shares and series of preferred stock purchasable upon the exercise of warrants to purchase preferred stock and the price at which such number of shares of such series of preferred stock may be purchased upon such exercise;

•	the designation and number of units of other securities purchasable upon the exercise of warrants to purchase other securities and the price at which such number of units of such other securities may be purchased upon such exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	United States federal income tax consequences applicable to such warrants;

•	the amount of warrants outstanding as of the most recent practicable date; and

•	any other terms of such warrants.

Warrants will be issued in registered form only. The exercise price for warrants will be subject to adjustment in accordance with the applicable prospectus supplement.

Each warrant will entitle the holder thereof to purchase such principal amount of debt securities or such number of shares of preferred stock, common stock or other securities at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement. After the close of business on the expiration date, or such later date to which such expiration date may be extended by us, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised shall be specified in the prospectus supplement relating to such warrants.

Prior to the exercise of any warrants to purchase debt securities, preferred stock, common stock or other securities, holders of such warrants will not have any of the rights of holders of debt securities, preferred stock, common stock or other securities, as the case may be, purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable Indenture, or to receive payments of dividends, if any, on the preferred stock, or common stock purchasable upon such exercise, or to exercise any applicable right to vote.

DESCRIPTION OF RIGHTS

We may issue rights to purchase common stock, preferred stock, depositary shares or debt securities that we may offer to our securityholders. The rights may or may not be transferable by the persons purchasing or receiving the rights. In connection with any rights offering, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such rights offering. Each series of rights will be issued under a separate rights agent agreement to be entered into between us and a bank or trust company, as rights agent, that we will name in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the rights and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.

The prospectus supplement relating to any rights that we offer will include specific terms relating to the offering, including, among other matters:

•	the date of determining the security holders entitled to the rights distribution;

•	the aggregate number of rights issued and the aggregate number of shares of common stock, preferred stock or depositary shares or aggregate principal amount of debt securities purchasable upon exercise of the rights;

•	the exercise price;

•	the conditions to completion of the rights offering;

•	the date on which the right to exercise the rights will commence and the date on which the rights will expire; and

•	any applicable federal income tax considerations.

Each right would entitle the holder of the rights to purchase for cash the principal amount of shares of common stock, preferred stock, depositary shares or debt securities at the exercise price set forth in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will become void.

If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than our security holders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or other securities at a future date or dates, which we refer to in this prospectus as “stock purchase contracts.” The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred securities, warrants, other securities or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the securities under the stock purchase contracts, which we refer to herein as “stock purchase units.” The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or refunded on some basis.

The stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units, will be filed with the SEC in connection with the offering of stock purchase contracts or stock purchase units. The prospectus supplement relating to a particular issue of stock purchase contracts or stock purchase units will describe the terms of those stock purchase contracts or stock purchase units, including the following:

•	if applicable, a discussion of material United States federal income tax considerations; and

•	any other information we think is important about the stock purchase contracts or the stock purchase units.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination, including, without limitation, the stock purchase units described above. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

The prospectus supplement relating to a particular issue of units will describe, among other things:

•	the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions related to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	if applicable, a discussion of any special United States federal income tax considerations; and

•	any material provisions of the governing unit agreement that differ from those described above.

PLAN OF DISTRIBUTION

We may sell the offered securities in and outside the United States (1) through underwriters or dealers; (2) directly to purchasers, including our affiliates and shareholders, or in a rights offering; (3) through agents; or (4) through a combination of any of these methods. The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters, dealers or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). We or one of our affiliates may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.

Sale Through Underwriters or Dealers

If we use underwriters in the sale, the underwriters will acquire the securities for their own account for resale to the public. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Representatives of the underwriters through whom the offered securities are sold for public offering and sale may engage in over-allotment, stabilizing transactions, syndicate short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the offered securities so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the offered securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representative of the underwriters to reclaim a selling concession from a syndicate member when the offered securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on a national securities exchange and, if commenced, may be discontinued at any time.

Some or all of the securities that we offer through this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. If applicable, we will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

We may also make direct sales through subscription rights distributed to our existing stockholders on a pro rata basis that may or may not be transferable. In any distribution of subscription rights to our stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or we may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

Remarketing Arrangements

Offered securities also may be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed.

Delayed Delivery Arrangements

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of our business.

With respect to the sale of securities under this prospectus and any applicable prospectus supplement, the maximum commission or discount to be received by any member of the Financial Industry Regulatory Authority, Inc. or independent broker or dealer will not be greater than eight percent (8%).

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities being offered by this prospectus will be passed upon for us by Kenneth F. Khoury, our General Counsel. As of November 1, 2009, Kenneth F. Khoury held (A) 66,672 restricted shares of our common stock, and (B) 100,007 options to purchase shares of our common stock, none of which options are fully vested. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel we will name in the applicable prospectus supplement. Mr. Khoury’s address is the same as our principal executive offices.

EXPERTS

The consolidated financial statements, incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended September 30, 2009, and the effectiveness of our internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting guidance on the accounting for uncertainty in income taxes on October 1, 2007), which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

18,000,000 Shares

Beazer Homes USA, Inc.

Common Stock

PRELIMINARY PROSPECTUS SUPPLEMENT

January   , 2010

Citi
Credit Suisse
Deutsche Bank Securities
UBS Investment Bank
Moelis & Company